Supplemental Term Sheet

FIXED-RATE ALTERNATIVE LOAN PROGRAM
MORTGAGE PASS-THROUGH CERTIFICATES

(ISSUABLE IN SERIES)

J.P. MORGAN MORTGAGE ACQUISITION CORP.
Sponsor and Seller

J.P. MORGAN ACCEPTANCE CORPORATION I
Depositor

__________________

Consider carefully the risk factors beginning on page 5 in this supplemental term sheet and on page
6 in the prospectus.

The certificates will represent interests in the issuing entity only and will not represent an interest in, or an obligation of, J.P. Mortgage Acceptance Corporation I, J.P. Morgan Mortgage Acquisition Corp., J.P. Morgan Securities Inc. or any other entity.

In addition to reading this supplemental term sheet, you are encouraged to read the term sheet and the

accompanying prospectus.

The issuing entity will issue:

•

senior certificates;

•

mezzanine certificates; and

•

subordinate certificates.

The assets of the issuing entity will primarily consist of a pool of fixed rate, fully amortizing mortgage loans secured by first liens on one- to four-family residential properties.

Principal and interest on the certificates will be payable monthly, beginning on the distribution date specified in the term sheet.  Credit enhancement for the certificates may consist of subordination, overcollateralization, excess interest and one or more yield maintenance agreements.

The certificates will be purchased by J.P. Morgan Securities Inc., as underwriter, from J.P. Morgan Acceptance Corporation I, as depositor, and will be offered by the underwriter from time to time for sale to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale.  The underwriter has the right to reject any order.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the certificates or determined if this supplemental term sheet or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Delivery of the offered certificates will be made on the date specified in the term sheet in book-entry form, except for any residual certificates, which will be delivered in fully registered form.

____________________

JPMorgan

June 1, 2006

IMPORTANT NOTICE ABOUT THE INFORMATION PRESENTED IN THIS
SUPPLEMENTAL TERM SHEET AND THE ACCOMPANYING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC concerning the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-2499 (collect call) or by emailing Thomas Panagis at thomas.m.panagis@jpmorgan.com.

We tell you about the certificates in three separate documents that progressively provide more detail: (1) the accompanying prospectus, which provides general information, some of which may not apply to your certificates, and (2) this supplemental term sheet, which describes more specifically terms of your certificates and (3) a term sheet distributed along with this supplemental term sheet.  This supplemental term sheet is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this supplemental term sheet, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar supplemental term sheet relating to these securities.  This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities referenced in this communication in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.

This supplemental term sheet is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this supplemental term sheet and to solicit an indication of your interest in purchasing such securities, when, as and if issued.

The information contained in this communication is subject to change, completion or amendment from time to time. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY JPMORGAN AND NOT BY THE ISSUER OR ANY OF ITS AFFILIATES (OTHER THAN JPMORGAN).  JPMORGAN IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE ISSUER IN CONNECTION WITH THE OFFERING TO WHICH THIS COMMUNICATION RELATES.

TABLE OF CONTENTS

SUPPLEMENTAL TERM SHEET

SUMMARY

1

RISK FACTORS

5

GLOSSARY OF DEFINED TERMS

11

DESCRIPTION OF THE MORTGAGE POOLS

11

Assignment of the Mortgage Loans

12

STATIC POOL INFORMATION

13

THE ORIGINATORS

13

General

13

General Underwriting Guidelines

13

GreenPoint Mortgage Funding, Inc.

14

Countrywide Home Loans, Inc.

16

DESCRIPTION OF THE CERTIFICATES

22

General

22

Book-Entry Certificates

23

Payments on Mortgage Loans; Accounts

23

Available Distribution Amount

23

Determination of LIBOR

23

Allocation of Losses

25

Reports to Certificateholders

26

Final Scheduled Distribution Date

27

Optional Clean-Up Call

27

Voting Rights

27

THE ISSUING ENTITY

28

THE TRUSTEE

28

THE MASTER SERVICER AND THE SECURITIES ADMINISTRATOR

29

Master Servicer

30

Securities Administrator

30

THE SERVICERS

30

General

30

JPMorgan Chase Bank, N.A.

30

Countrywide Home Loans Servicing LP

33

GreenPoint Mortgage Funding, Inc.

36

THE COUNTERPARTY

38

AFFILIATES AND RELATED TRANSACTIONS

38

SERVICING OF THE MORTGAGE LOANS

38

Servicing and Collection Procedures

38

Accounts

39

Flow of Funds

39

Compensating Interest to be Paid by the Servicers in Connection with Certain Prepaid Mortgage Loans

40

Advances

41

Compliance with Applicable Servicing Criteria and Servicer Attestation

41

Master Servicer Default; Servicer Default

41

Resignation of Servicers; Assignment and Merger

42

FEES AND EXPENSES OF THE ISSUING ENTITY

42

YIELD, PREPAYMENT AND WEIGHTED AVERAGE LIFE

44

Yield Considerations

44

LIBOR Certificates

46

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

46

General

46

The Residual Certificates

47

Other Taxes

47

ERISA MATTERS

47

LEGAL MATTERS

50

RATINGS

50

LEGAL INVESTMENT

51

GLOSSARY OF DEFINED TERMS

52

SUMMARY

This summary highlights selected information from this supplemental term sheet and does not contain all the information that you need to consider in making your investment decision.  Please read this entire supplemental term sheet and the accompanying prospectus carefully for additional information about the certificates.

The offered certificates, except for any residual certificates, will be issued in book-entry form and in minimum denominations of $100,000 and integral multiples of $1 in excess thereof.  Any residual certificates will be issued in fully registered definitive form.

The certificates represent ownership interests in a issuing entity which will consist primarily of a pool of mortgage loans.  Generally, distributions to the certificates will be solely derived from collections on the mortgage loans.

ISSUING ENTITY

A trust specified in the term sheet will issue the certificates.  The trust will be formed pursuant to a pooling and servicing agreement among the depositor, the master servicer, the securities administrator and the trustee.  The certificates solely represent beneficial ownership interests in the issuing entity created under the pooling and servicing agreement and not an interest in, or the obligation of, the depositor or any other person.

THE TRUSTEE

U.S. Bank National Association will act as trustee of the issuing entity under the pooling and servicing agreement.

THE ORIGINATORS

The mortgage loans were originated by Countrywide Home Loans, Inc., M&T Mortgage Corporation, GreenPoint Mortgage Funding, Inc. and by certain other originators that may originate a smaller percentage of the mortgage loans.

We refer you to “Description of the Mortgage Pools” in this supplemental term sheet for more information.

THE SPONSOR AND SELLER

J.P. Morgan Mortgage Acquisition Corp., a Delaware corporation, has previously acquired the mortgage loans from the originators.  On the closing date, J.P. Morgan Mortgage Acquisition Corp., as seller, will sell all of its interest in the mortgage loans to the depositor.

THE DEPOSITOR

On the closing date, J.P. Morgan Acceptance Corporation I, a Delaware corporation, will assign all of its interest in the mortgage loans to the trustee for the benefit of certificateholders.

THE CUSTODIAN

JPMorgan Chase Bank, National Association will maintain custody of the mortgage files relating to the mortgage loans on behalf of the issuing entity.

THE MASTER SERVICER AND
SECURITIES ADMINISTRATOR

Wells Fargo Bank, N.A., a national banking association, will act as master servicer and securities administrator under the pooling and servicing agreement.

THE SERVICERS

JPMorgan Chase Bank, National Association, Countrywide Home Loans Servicing LP and GreenPoint Mortgage Funding, Inc. will each act as a servicer of a portion of the mortgage loans.

Each servicer will service the mortgage loans originated or acquired by it pursuant to an existing purchase and servicing agreement between such servicer and the seller.  JPMorgan Chase Bank, National Association, as servicer, and Chase Home Finance LLC, as subservicer, may service a portion of the mortgage loans originated by GreenPoint Mortgage Funding, Inc. and the mortgage loans originated or acquired by M&T Mortgage Corporation and by certain other originators.  The rights of the seller under these purchase and servicing agreements and servicing agreements will be assigned to the depositor, and the depositor, in turn, will assign such rights to the trustee for the benefit of certificateholders.  Certain other servicers may service a small portion of the mortgage loans.

We refer you to “The Servicers” and “Servicing of the Mortgage Loans” in this supplemental term sheet for more information.

COUNTERPARTY

JPMorgan Chase Bank, National Association, as the counterparty under any yield maintenance agreement.

CUT-OFF DATE

The cut-off date is the date after which the issuing entity will be entitled to receive all collections on and proceeds of the mortgage loans, which is the first day of the month in which the closing date occurs.

DISTRIBUTION DATE

The 25th day of each month or, if such day is not a business day, the next business day thereafter.  Distributions on each distribution date will be made to certificateholders of record as of the related record date, except that the final distribution on the certificates will be made only upon presentment and surrender of the certificates at the corporate trust office of the securities administrator.

RECORD DATE

Unless otherwise specified in the related term sheet, the record date for certain classes of certificates will be the last business day of the month preceding the month of a distribution date and for certain other classes of certificates will be the business day immediately preceding the related distribution date.

DISTRIBUTIONS OF INTEREST

On each distribution date, to the extent funds are available, each class of certificates (other than any principal-only certificates) will be entitled to receive accrued and unpaid interest determined on the basis of the outstanding class principal amount of such class immediately prior to such distribution date, the applicable certificate interest rate and the related accrual period.

Interest on certain classes of certificates for each accrual period will be calculated and payable on the basis of a 360-day year consisting of twelve 30-day months, and on other classes will be calculated and payable on the basis of a 360-day year consisting of the actual number of days in the related accrual period.

Interest payments will be allocated among certificateholders of a class of certificates on a pro rata basis.

We refer you to “Description of the Certificates — Distributions of Interest” in this supplemental term sheet for more information.

YIELD MAINTENANCE AGREEMENT

The trust may enter into a yield maintenance agreement or agreements with the counterparty for the benefit of the certain classes of certificates.  On certain distribution dates payments may be made under a yield maintenance agreement and deposited into a reserve fund.  Amounts on deposit in the reserve fund will be available to make certain payments to the certificates entitled to the benefits of the related yield maintenance agreement.  Any payments made under a yield maintenance agreement will be deposited into a reserve fund.

DISTRIBUTIONS OF PRINCIPAL

The amount of principal distributable on the certificates (other than any interest-only certificates) on any distribution date will be determined by (1) formulas that allocate portions of principal payments received on the mortgage loans among the different classes of certificates and (2) the amount of funds actually received on the mortgage loans and available to make distributions on the certificates.  Funds actually received on the mortgage loans may consist of scheduled payments and unscheduled payments resulting from prepayments by borrowers, liquidation of defaulted mortgage loans or repurchases of mortgage loans under the circumstances described in this supplemental term sheet.

On each distribution date, each class of certificates (other than any interest-only certificates) will receive principal payments in accordance with the priorities set forth in “Description of Certificates — Priority of Distributions” in the related prospectus supplement and based on principal collections from the mortgage loans for the related due period.

The manner of distributing principal among the certificates will differ depending on whether a distribution date occurs before the step-down date or on or after that date, and depending on the prepayment loss and delinquency performance of the mortgage loans.

We refer you to “Description of the Certificates — Distributions of Principal” in this supplemental term sheet and “Description of the Securities – Distributions on Securities” in the prospectus for more information.

FINAL SCHEDULED DISTRIBUTION DATE

The final scheduled distribution date for any class of Certificates is the distribution date in the month following the scheduled maturity date for the latest maturing mortgage loan in.  The actual final distribution date of any class of Certificates may be earlier or later, and could be substantially earlier, than such class’s final scheduled distribution date.

OPTIONAL CLEAN-UP REDEMPTION OF THE CERTIFICATES

On any distribution date on or after the distribution date on which the aggregate outstanding principal balance of the mortgage loans is equal to or less than a percentage specified in the term sheet of the aggregate principal balance of the mortgage loans as of the cut-off date, the master servicer or a servicer will have the option to purchase all of the mortgage loans l, thereby causing an early retirement of the certificates.

We refer you to “Description of the Certificates — Optional Clean-Up Redemption of the Certificates” in this supplemental term sheet for more information.

CREDIT ENHANCEMENT

Subordination.  The mezzanine and subordinate classes of certificates will provide credit enhancement for the senior certificates.  In addition, each class of mezzanine certificates will have a payment priority over each other class of mezzanine certificates with a higher alpha-numerical class designation and each class of subordinate certificates will have a payment priority over each other class of subordinate certificates with a higher alpha-numerical class designation.

Subordination is intended to enhance the likelihood of regular distributions of interest and principal on the more senior certificates and to afford those certificates protection against realized losses on the mortgage loans.

Overcollateralization.  As of the closing date, the aggregate principal balance of the mortgage loans as of the cut-off date will exceed the aggregate outstanding principal balance of the certificates.  This feature is referred to as overcollateralization.

The mortgage loans bear interest each month in an amount that is expected to exceed the amount needed to pay monthly interest on the certificates and to pay the fees and expenses of the issuing entity.  A portion of this excess interest will be applied to pay principal on the certificates to satisfy the required level of overcollateralization for the related period.  We cannot assure you that sufficient excess interest will be generated by the mortgage loans to satisfy such required levels of overcollateralization.

Excess Interest.  The mortgage loans may bear interest each month that in the aggregate is expected to exceed the amount needed to pay monthly interest on the certificates and to pay the fees and expenses of the trust.  The excess interest from these mortgage loans each month will be available to absorb realized losses on the mortgage loans and to maintain overcollateralization at required levels as described in the pooling and servicing agreement.

We refer you to “Risk Factors — Potential Inadequacy of Credit Enhancement,” and “Description of the Certificates — Overcollateralization Provisions”” in this supplemental term sheet for more information

SERVICING OF THE MORTGAGE LOANS

The master servicer will supervise the performance of each servicer under the related purchase and servicing agreement and the servicing agreements, as applicable.

Under the purchase and servicing agreements and the servicing agreements, the servicers are generally obligated to make monthly advances of cash (to the extent such advances are deemed recoverable), which will be included with mortgage principal and interest collections, in an amount equal to any delinquent monthly payments due on the mortgage loans on the immediately preceding determination date.  The master servicer will be obligated to make any required advance if a servicer fails in its obligation to do so, to the extent described in this supplemental term sheet.  The master servicer and the servicers will be entitled to reimburse themselves for any such advances from future payments and collections (including insurance or liquidation proceeds) with respect to the mortgage loans.  However, if the master servicer or the servicers make advances which are determined to be nonrecoverable from future payments and collections on the mortgage loan, such parties will be entitled to reimbursement for such advances prior to any distributions to certificateholders.

The servicers will also make interest payments to compensate in part for any shortfall in interest payments on the certificates which results from a mortgagor prepaying a mortgage loan.  If the servicers fail to make required payments in respect of such shortfalls, the master servicer will be obligated to reduce a portion of its master servicing fee to the extent necessary to fund any such shortfalls.

We refer you to “Servicing of the Mortgage Loans” in this supplemental term sheet for more detail.

FEES AND EXPENSES

Before payments are made on the certificates, the servicers will be paid a monthly fee equal to a certain percentage of the principal balance of the mortgage loans serviced by that servicer as described under “Servicing of Mortgage Loans—Servicing Compensation and Payment of Expenses; Master Servicing Compensation” in this supplemental term sheet.

Compensation to the master servicer may consist of investment income on funds held in the distribution account and/or a specified percentage of the outstanding principal balance of each mortgage loan, payable monthly. The master servicer will pay the trustee fee and the securities administrator fee from such income.  Expenses of the servicers, the master servicer, the trustee and the securities administrator may be reimbursed from the issuing entity before payments are made on the certificates.

MATERIAL FEDERAL INCOME
TAX CONSEQUENCES

For federal income tax purposes, a designated portion of the issuing entity will comprise multiple REMICs: one or more underlying REMICs and a single upper-tier REMIC.  Each underlying REMIC will hold either mortgage loans or uncertificated regular interests and will issue several classes of uncertificated regular interests and a single residual interest.  The upper-tier REMIC will hold as assets regular interests issued by one or more underlying REMICs and will issue the several classes of certificates, which, other than the residual certificates, will represent the regular interests in the upper-tier REMIC.  The residual certificates will represent ownership of the residual interest in the upper-tier REMIC.

We refer you to “Material Federal Income Tax Consequences” in this supplemental term sheet and in the prospectus for more information.

ERISA MATTERS

Subject to important considerations described under “ERISA Matters” in this supplemental term sheet and “ERISA Considerations” in the accompanying prospectus, the certificates rated in one of the four highest generic rating categories by at least one nationally recognized statistical rating organization, other than the residual certificates, are expected to be eligible for purchase by persons investing assets of employee benefit plans or other retirement arrangements.  The residual certificates will not be eligible for purchase by any such plan or arrangement, except as described herein.

We refer you to “ERISA Matters” in this supplemental term sheet and “ERISA Considerations” in the accompanying prospectus for more information.

LEGAL INVESTMENT

Generally any certificate rated in one of the two highest generic rating categories by at least one nationally recognized statistical rating organization will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, so long as they are rated in one of the two highest generic rating categories by at least one nationally recognized statistical rating organization.  You should consult your legal advisor in determining whether and to what extent the certificates constitute legal investments for you.

There are other restrictions on the ability of certain types of investors to purchase the certificates that prospective investors should consider.

We refer you to “Legal Investment” in the prospectus for more information.

RISK FACTORS

Investors should consider the following factors in connection with the purchase of certificates.  You should also consider the risk factors described in the accompanying prospectus.  All statistical information referred to in this section is based on the mortgage pools as constituted on the cut-off date.

Prepayments Are Unpredictable and Affect Yield

The rate of principal distributions and yield to maturity on the certificates will be directly related to the rate of principal payments on the mortgage loans.  For example, the rate of principal payments on the mortgage loans will be affected by the following:

·

the amortization schedules of the mortgage loans;

·

the rate of principal prepayments, including partial prepayments and full prepayments resulting from:

·

refinancing by borrowers;

·

liquidations of defaulted loans by a servicer; and

·

repurchases of mortgage loans by an originator or the seller as a result of defective documentation or breaches of representations and warranties.

The yield to maturity of the certificates will also be affected by the exercise of any optional clean-up redemption rights.

A portion of the mortgage loans may be prepaid in whole or in part at any time without payment of a prepayment penalty.  The rate of principal payments on mortgage loans is influenced by a wide variety of economic, geographic, social and other factors, including general economic conditions, the level of prevailing interest rates, the availability of alternative financing and homeowner maturity.  For example, if interest rates for similar loans fall below the interest rates on the mortgage loans, the rate of prepayment would generally be expected to increase.  Conversely, if interest rates on similar loans rise above the interest rates on the mortgage loans, the rate of prepayment would generally be expected to decrease.  We cannot predict the rate at which borrowers will repay their mortgage loans.  Please consider the following:

·

if you are purchasing any certificate at a discount, your yield may be lower than expected if principal payments on the mortgage loans occur at a slower rate than you expected;

·

if you are purchasing any certificate at a premium, your yield may be lower than expected if principal payments on the mortgage loans occur at a faster rate than you expected, and you could lose all or a portion of your initial investment;

·

if the rate of default and the amount of losses on the mortgage loans are higher than you expect, then your yield may be lower than you expect, and you could lose all or a portion of your initial investment;

·

the earlier a payment of principal occurs, the greater the impact on your yield.  For example, if you purchase any certificate at a premium, although the average rate of principal payments is consistent with your expectations, if the rate of principal payments occurs initially at a rate higher than expected, which would adversely impact your yield, a subsequent reduction in the rate of principal payments will not offset any adverse yield effect;

·

the priorities governing payments of scheduled and unscheduled principal will have the effect of accelerating the rate of principal payments to holders of certain  classes of senior certificates relative to the classes of subordinate certificates;

·

prospective purchasers of any interest-only certificates should carefully consider the risk that a rapid rate of principal payments on the mortgage loans could result in the failure of such purchasers to recover their initial investments; and

·

with respect to the certificates entitled to the benefit of the yield maintenance agreement, the yield to maturity will be affected by whether the required payments are made under the yield maintenance agreement and are sufficient to cover the distributions for which such amounts will be used.

See “Yield, Prepayment and Weighted Average Life” and “Description of the Certificates — Distributions of Principal” in this supplemental term sheet for a description of the factors that may influence the rate and timing of prepayments on the mortgage loans.

Rapid prepayments on the mortgage loans will reduce the yield on any Interest-Only Certificates.

The Interest-Only Certificates, if any, receive only distributions of interest.  Distributions to the holders of these classes are based on their respective notional amount.  You should fully consider the risks associated with an investment in the Interest-Only Certificates.  If the mortgage loans prepay faster than expected, holders of the Interest-Only Certificates may not fully recover their initial investment.

Holding Subordinate Certificates Creates Additional Risks

The protections afforded the senior certificates in this transaction create risks for the mezzanine and subordinate certificates.  Prior to any purchase of mezzanine and subordinate certificates, consider the following factors that may adversely impact your yield:

·

Because the mezzanine and subordinate certificates receive interest and principal distributions after the senior certificates receive such distributions, there is a greater likelihood that the mezzanine and subordinate certificates will not receive the distributions to which they are entitled on any distribution date.

·

Losses on the mortgage loans will generally first be allocated to the subordinate certificates in reverse order of their priority of payment and then to the mezzanine certificates in reverse order of their priority of payment. A loss allocation results in a reduction of a certificate balance without a corresponding distribution of cash to the holder.  A lower certificate balance will also result in less interest accruing on that certificate.

·

If a servicer or the master servicer determines not to advance a delinquent payment on a mortgage loan because such amount is not recoverable from a mortgagor, there may be a shortfall in distributions on the related certificates which will impact the mezzanine and subordinate certificates.

·

The earlier in the transaction that a loss on a mortgage loan occurs and is allocated to a certificate, the greater the impact on the yield of that certificate.

Excess Interest Generated By Certain Mortgage Loans May Be Insufficient to Maintain Related Overcollateralization

We expect the mortgage loans to generate more interest than is needed to pay interest owed on the certificates and to pay certain fees and expenses of the issuing entity.  Any remaining interest will then be used to absorb losses that occur on the mortgage loans.  After these financial obligations of the issuing entity are covered, the available excess interest will be used to maintain overcollateralization.  We cannot assure you, however, that enough excess interest will be generated to maintain the required level of overcollateralization.  The factors described below will affect the amount of excess interest that the mortgage loans will generate.

·

Every time a mortgage loan is prepaid in full or in part, excess interest may be reduced because such mortgage loan will no longer be outstanding and generating interest or, in the case of a partial prepayment, will be generating less interest.

·

Every time a mortgage loan is liquidated or written off, excess interest may be reduced because such mortgage loan will no longer be outstanding and generating interest.

If the rates of delinquencies, defaults or losses on a mortgage loan in such a mortgage pool turn out to be higher than expected, excess interest will be reduced by the amount necessary to compensate for any shortfalls in cash available on the applicable date to make required distributions on the certificates.

Certain Certificates are subject to counterparty risk.

The issuing entity may enter into a yield maintenance agreement or agreements with the counterparty, for the benefit of certain certificates.  The yield maintenance agreement or agreements will require the counterparty to make certain payments in the circumstances set forth in the prospectus supplement.  The receipt of such amounts by such certificates will be subject to the credit risk of the counterparty.

Certain Certificates may not receive amounts expected from a yield maintenance agreement

Payments under a yield maintenance agreement for any distribution date are based on a schedule of notional amounts which decreases during the life of the related yield maintenance agreement. The notional amounts were derived using a specified percentage of a prepayment assumption on the mortgage loans.  The actual rate of payment on the mortgage loans is likely to differ from the specified percentage of the prepayment assumption used.  If prepayments on the mortgage loans occur at a rate slower than the rate used in determining the notional amounts, the aggregate class principal amount of the certificates entitled to the benefits of the related yield maintenance agreement may be greater than such notional amount for a distribution date.  For such Certificates and any distribution date on which the related notional amount is lower than the actual aggregate class principal amount of such classes of certificates, the amount paid by the counterparty under the related yield maintenance agreement may not be enough to pay the distributions for which such amounts will be used on such distribution date, adversely affecting the yield on such certificates.

High Balance Mortgage Loans

As of the cut-off date, the principal balances of certain mortgage loans were in excess of $1,000,000.  You should consider the risk that the loss and delinquency experience on these high balance loans may have a disproportionate effect on the pool.

Servicing Transfers May Increase Delinquencies

Servicing of certain mortgage loans may be transferred to JPMorgan Chase Bank, National Association after the closing date.  The transfer of servicing of these mortgage loans  may result in a temporary increase in the delinquencies on the transferred mortgage loans.

Limited Recourse

Neither the certificates nor the assets of the issuing entity will be guaranteed by the depositor, the seller, the master servicer, the servicers, the securities administrator, the trustee or any of their respective affiliates or insured by any governmental agency.  Consequently, if collections on the mortgage loans are insufficient to make all payments required on the certificates and the protection against losses provided by subordination is exhausted, you may incur a loss on your investment.

Potential Inadequacy of Credit Enhancement

The credit enhancement features described in this supplemental term sheet are intended to enhance the likelihood that holders of the senior and mezzanine certificates will receive regular payments of interest and principal, as applicable.  However, we cannot assure you that the applicable credit enhancement will adequately cover any shortfalls in cash available to pay your certificates as a result of delinquencies or defaults on the mortgage loans.  If delinquencies or defaults occur on the mortgage loans, neither the servicer nor any other entity will advance scheduled monthly payments of interest and principal on delinquent or defaulted mortgage loans if such advances are not likely to be recovered.

Your Yield May Be Affected by Changes in Interest Rates

The mortgage interest rate on each mortgage loan will be based on a fixed rate.  Certain Certificates may accrue interest at a certificate interest rate equal to the One-Month LIBOR index plus the related certificate margin, but are subject to a limit and are referred to herein as the “LIBOR Certificates”.  Each class of LIBOR Certificates will be subject to a cap on its interest rate generally equal to the weighted average of the net interest rates of the mortgage loans in the related mortgage pool.  If the mortgage loans with higher mortgage interest rates are prepaid, this may cause the interest rate applicable to a class of LIBOR Certificates to be subject to this cap and to thus accrue less interest than they would accrue if their interest rate was based solely on the One-Month LIBOR index plus the applicable margin.

If the certificate interest rates on the LIBOR Certificates are subject to the limit (described above), the resulting basis risk shortfalls may be recovered by the holders of the LIBOR Certificates on such distribution date or on future distribution dates to the extent that there is sufficient cashflow generated under the related yield maintenance agreement, if any, and there are available funds remaining after distributions on the LIBOR Certificates and the payment of certain fees and expenses of the issuing entity.  No assurances can be given that such additional funds will be available.

See “Description of the Certificates — Distributions of Interest” in this supplemental term sheet.

Cash Flow Considerations and Risks

The mortgage loans, the related mortgaged property and other assets of the issuing entity are the sole source of payments on the certificates.  Even if the mortgaged properties provide adequate security for the mortgage loans, you could encounter substantial delays in connection with the liquidation of mortgage loans that are delinquent.  This could result in shortfalls in payments on the certificates if the credit enhancement provided by subordination is insufficient.  Further, liquidation expenses, such as legal fees, real estate taxes and maintenance and preservation expenses, will reduce the security for the mortgage loans and could thereby reduce the proceeds payable to certificateholders.  If any of the mortgaged properties fails to provide adequate security for the mortgage loans, certificateholders could experience a loss if the credit enhancement created by the subordination has been exhausted.

Simultaneous Second Lien Risk

With respect to a portion of the mortgage loans, at the time of origination of the first lien mortgage loan, the originator also originated a second lien mortgage loan on the same property which is not included in the aggregate pool.  With respect to mortgage loans that have second lien mortgage loans encumbering the same mortgaged property, foreclosure frequency may be increased relative to mortgage loans that do not have subordinate financing behind them since mortgagors have less equity in the mortgaged property. In addition, the servicer may declare a default on the second lien loan even though the first lien loan is current which would constitute a default on the first lien loan. In addition to the mortgage loans discussed above that have simultaneous subordinate financing provided by the originator, with respect to certain other mortgage loans, at the time of origination of the first lien mortgage loan, the related mortgaged property may also be encumbered by a second lien mortgage to a mortgagee other than the originator. Investors should also note that any mortgagor may obtain subordinate financing at any time subsequent to the date of origination of their mortgage loan from the originator or from any other lender.

Concentration of Mortgage Loans Could Adversely Affect Your Investment

A substantial amount of the aggregate principal balance of the mortgage loans are secured by mortgaged properties located in California.  There may also significant concentrations of mortgage loans in other states.  Consequently, losses and prepayments on the mortgage loans in a particular pool and the resultant payments on the related certificates may be affected significantly by changes in the housing markets and the regional economies in any of these areas and by the occurrence of natural disasters, such as earthquakes, hurricanes, tornadoes, tidal waves, mud slides, fires and floods in these areas.

Military Action and Terrorist Attacks

The effects that military action by U.S. forces in Iraq or other regions and terrorist attacks in the United States or other incidents and related military action, may have on the performance of the mortgage loans or on the values of mortgaged properties cannot be determined at this time.  Investors should consider the possible effects on delinquency, default and prepayment experience of the mortgage loans.  Federal agencies and non-government lenders have and may continue to defer, reduce or forgive payments and delay foreclosure proceedings in respect of loans to borrowers affected in some way by recent and possible future events.  In addition, activation of a substantial number of U.S. military reservists or members of the National Guard may significantly increase the proportion of mortgage loans whose mortgage rates are reduced by application of the Servicemembers Civil Relief Act or similar state laws, and the servicers and the master servicer will not be required to advance for any interest shortfall caused by any such reduction.  Shortfalls in interest may result from the application of the Servicemembers Civil Relief Act or similar state laws.  Interest payable to related senior and subordinate certificateholders (other than the principal-only certificateholders) will be reduced on a pro rata basis by any reductions in the amount of interest collectible as a result of application of the Servicemembers Civil Relief Act or similar state laws.

Hurricanes May Have Affected Mortgaged Properties

Hurricanes, which have struck the Gulf Coast region of the United States during the months of July, August, September and October 2005, may have adversely affected any mortgaged properties located in that area.  The related originator or the seller will make a representation and warranty that each mortgaged property is free of material damage and in good repair as of the closing date.  We do not know how many mortgaged properties have been or may be affected by the hurricanes.  No assurance can be given as to the effect of this event on the rate of delinquencies and losses on the mortgage loans secured by mortgaged properties that were or may be affected by the hurricanes.  Any adverse impact as a result of this event may be borne by the holders of the certificates, particularly if the related seller fails to repurchase any mortgage loan that breaches this representation and warranty or the damage to a mortgaged property occurs after the closing date.

In addition, we are unable to predict the effect of the hurricanes on the economy in the affected regions.  The full economic impact of the hurricanes is uncertain but may affect the ability of borrowers to make payments on their mortgage loans, the ability of the servicer to make collections on mortgage loans and the level of forbearance afforded by the servicer to borrowers.  Initial economic effects appear to include localized areas of nearly complete destruction of the economic infrastructure and cessation of economic activity, regional interruptions in travel and transportation, tourism and economic activity generally, and nationwide decreases in petroleum availability with a corresponding increase in price.

Ability To Resell Securities May Be Limited

There is currently no market for any of the certificates and the underwriter is not required to assist investors in resales of the certificates, although it may do so.  We cannot assure you that a secondary market will develop, or if it does develop, that it will continue to exist for the term of the certificates.  Consequently, you may not be able to sell your certificates readily or at prices that will enable you to realize your desired yield.  The market values of the certificates are likely to fluctuate; these fluctuations may be significant and could result in significant losses to you.

The secondary market for mortgage pass-through certificates has experienced periods of illiquidity and can be expected to do so in the future.  Illiquidity can have a severe adverse effect on the prices of certificates that are especially sensitive to prepayment, credit or interest rate risk, or that have been structured to meet the investment requirements of limited categories of investors.

Consequences of Owning Book-Entry Securities

Limit on Liquidity of Securities.  Issuance of the certificates in book-entry form may reduce their liquidity in the secondary trading market because investors may be unwilling to purchase certificates for which they cannot obtain physical certificates.

Limit on Ability To Transfer or Pledge.  Since transactions in the book-entry certificates can be effected only though the DTC, participating organizations, indirect participants and certain banks, your ability to transfer or pledge a book-entry certificate to persons or entities that do not participate in the DTC system or otherwise to take actions in respect of such certificates, may be limited due to lack of physical certificates.

Delays In Payments.  You may experience some delay in the receipt of payments on book-entry certificates because the payment will be forwarded by the securities administrator on behalf of the trustee to DTC for DTC to credit the accounts of its participants which will thereafter credit them to your account either directly or indirectly through indirect participants, as applicable.

Delinquencies May Adversely Affect Investment

The mortgage loans originated or acquired by GreenPoint Mortgage Funding, Inc. and Countrywide Home Loans Inc. were originated in accordance, generally, with the underwriting guidelines described in this supplemental term sheet for such entity and the mortgage loans originated or acquired by each other originator were originated in accordance, generally, with the underwriting criteria described herein under “The Originators — General Underwriting Guidelines”.  We cannot assure you that the values of the mortgaged properties have remained or will remain at levels in effect on the date of origination of the mortgage loans.

You Could Be Adversely Affected By Violations of Consumer Protection Laws

Applicable state laws generally regulate interest rates and other charges and require certain disclosures.  In addition, state and federal consumer protection laws, unfair and deceptive practices acts and debt collection practices acts may apply to the origination or collection of the mortgage loans.  Depending on the provisions of the applicable law, violations of these laws may limit the ability of a servicer to collect all or part of the principal of or interest on the mortgage loans, may entitle the borrower to a refund of related amounts previously paid and, in addition, could subject the master servicer or a related servicer to damages and administrative enforcement.

The Federal Home Ownership and Equity Protection Act of 1994, commonly known as HOEPA, prohibits inclusion of some provisions in mortgage loans that have mortgage rates or origination costs in excess of prescribed levels, and requires that borrowers be given certain disclosures prior to the consummation of such mortgage loans.  Some states, as in the case of Georgia’s Fair Lending Act of 2002, have enacted, or may enact, similar laws or regulations, which in some case impose restrictions and requirements greater than those in HOEPA.  Failure to comply with these laws, to the extent applicable to any of the mortgage loans, could subject the issuing entity as an assignee of the mortgage loans, to monetary penalties and could result in the borrowers rescinding such mortgage loans against the issuing entity.  Lawsuits have been brought in various states making claims against assignees of high cost loans for violations of state law.  Named defendants in these cases have included numerous participants within the secondary mortgage market, including some securitization trusts.  The originators and the seller have warranted that the mortgage loans do not include any mortgage loan in violation of HOEPA or similar state laws.  However, if the issuing entity should include loans subject to HOEPA or any material violation of similar state laws, it will have repurchase remedies against the related originator or the seller, as applicable.

See “Material Legal Aspects of the Loans” in the accompanying prospectus.

Bankruptcy and Insolvency Risks

It is believed that the transfer of the mortgage loans from the seller to the depositor and from the depositor to the issuing entity will each be treated as a sale rather than a secured financing for purposes of federal and state law.  Counsel for the seller and the depositor will render an opinion on the closing date that in the event of the bankruptcy of either the seller or the depositor, the mortgage loans and other assets of the issuing entity would not be considered part of the seller’s or depositor’s bankruptcy estates and, thus, would not be available to their creditors.  On the other hand, a bankruptcy trustee or one of the creditors of the seller or the depositor might challenge this conclusion and argue that the transfer of the mortgage loans should be characterized as a pledge of assets in a secured borrowing rather than as a sale.  Such an attempt, even if unsuccessful, might result in delays in distributions on the certificates.

GLOSSARY OF DEFINED TERMS

A glossary of defined terms used in this supplemental term sheet begins on page 52. Any terms used in this supplemental term sheet but not defined in the glossary are defined in the accompanying prospectus.

DESCRIPTION OF THE MORTGAGE POOLS

None of the Mortgage Loans will be guaranteed by any governmental agency.  Pursuant to the Assignment Agreements, the Seller and the Depositor will assign to the Trustee, on behalf of the Issuing Entity, their respective interests in the underlying Purchase and Servicing Agreements with respect to the Mortgage Loans originally entered into between the Seller and the related Originator.

The Mortgage Loans have been acquired directly or indirectly by the Seller from the Originators in the ordinary course of its business pursuant to the Purchase and Servicing Agreements.  The Countrywide Mortgage Loans and GreenPoint Mortgage Loans were underwritten substantially in accordance with the related underwriting criteria specified herein.  See “The Originators” below.  All other Mortgage Loans were underwritten substantially in accordance with the underwriting criteria described herein under “The Originators — General Underwriting Guidelines”.  The Servicers will generally service the Mortgage Loans pursuant to their respective Purchase and Servicing Agreements with the Seller (except that JPMCB will service a portion of the mortgage loans originated by GreenPoint), which agreements, as they relate to the Mortgage Loans, have been assigned to the Trustee, on behalf of the Issuing Entity.  JPMCB, as servicer, and CHF, as subservicer, may service a portion of the mortgage loans originated by GreenPoint and the mortgage loans originated by M&T and by certain other Originators pursuant to the JPMCB Servicing Agreement.

All of the Mortgage Loans provide for payments due on the first day of each month.  Due to the provisions for monthly advances by the applicable Servicer, scheduled payments made by the borrowers either earlier or later than the scheduled Due Dates thereof will not affect the amortization schedule or the relative application of such payments to principal and interest.

As of the Cut-off Date, none of the Mortgage Loans will be more than 30 days delinquent.

All Mortgage Loans with Loan-to-Value Ratios greater than 80% at origination that were not supported by a third-party guarantee or Pledged Assets were covered by a primary mortgage insurance policy.  No assurance can be given that the value of any Mortgaged Property has remained or will remain at the level that existed on the appraisal or sales date.  If residential real estate values generally or in a particular geographic area decline, the Loan-to-Value Ratios might not be a reliable indicator of the rates of delinquencies, foreclosures and losses that could occur with respect to such Mortgage Loan.

The related term sheet will contain important information about the mortgage loans in each Pool, including:

·

the Mortgage Rates and the original principal balances of the Mortgage Loans;

·

the Loan-to-Value Ratios of the Mortgage Loans as of the Cut-Off Date;

·

the types of Mortgaged Properties;

·

the geographic distribution by state of the Mortgaged Properties;

·

the weighted average remaining term to maturity of the Mortgage Loans;

·

the original terms to maturity of the Mortgage Loans;

·

the stated owner occupancy status of the Mortgaged Properties when the Mortgage Loans were originated;

·

the mortgagor’s purpose of financing; and

Assignment of the Mortgage Loans

Under the Assignment Agreements, the Seller will sell the Mortgage Loans to the Depositor and the Depositor will sell the Mortgage Loans to the Issuing Entity.  Pursuant to the Assignment Agreements, the Seller will transfer to the Depositor and the Depositor will transfer to the Trustee its rights under the Purchase and Servicing Agreements with respect to certain representations, warranties and covenants made by the Originators relating to, among other things, certain characteristics of the Mortgage Loans.  In addition, pursuant to the Pooling and Servicing Agreement, the Seller will make certain representations, warranties and covenants relating to certain characteristics of the Mortgage Loans.  Subject to the limitations described below, an Originator or the Seller will be obligated as described herein to purchase or substitute a similar mortgage loan for any Defective Mortgage Loan.  See “The Trust Fund — Representations by Sellers or Originators; Repurchases” in the accompanying prospectus.

Pursuant to a pooling and servicing agreement, on the Closing Date the Depositor will sell, transfer, assign, set over and otherwise convey without recourse to the Trustee, on behalf of the Issuing Entity, all of its rights to the Mortgage Loans and its rights under the Assignment Agreements (including the right to enforce the Originators’ purchase obligations).  The obligations of the Originators and the Seller with respect to the Certificates are limited to their respective obligations to purchase or substitute for Defective Mortgage Loans.

In connection with such transfer and assignment of the Mortgage Loans, the Depositor will deliver or cause to be delivered to the Trustee or its custodian the Mortgage File.  Assignments of the Mortgage Loans to the Trustee (or its nominee) will be recorded in the appropriate public office for real property records, except in states where, in the opinion of counsel, such recording is not required to protect the Trustee’s interest in the Mortgage Loans against the claim of any subsequent transferee or any successor to or creditor of the Depositor.

The Custodian, on behalf of the Trustee, will review each Mortgage File within the time period specified in the related Custodial Agreement or promptly after the Custodian’s receipt of any document permitted to be delivered after the Closing Date.  The Custodian will hold such Mortgage Files in trust for the benefit of the Certificateholders.  If at the end of such specified period, any document in a Mortgage File is found to be missing or defective in a material respect and the related Originator or the Seller, as applicable, does not cure such omission or defect within the time period required under the applicable Purchase and Servicing Agreement, then the applicable Originator, pursuant to such Purchase and Servicing Agreement, as modified by the related Assignment Agreement (if applicable), or, if applicable, the Seller under the Pooling and Servicing Agreement, is obligated to purchase the related Defective Mortgage Loan from the Issuing Entity at the price specified in the Pooling and Servicing Agreement or the related Purchase and Servicing Agreement, as applicable.  Rather than purchase the Defective Mortgage Loan as provided above, the applicable Originator or the Seller may remove such Mortgage Loan from the Issuing Entity and substitute in its place a Replacement Mortgage Loan; provided, however, that such substitution is permitted only within two years after the Closing Date and may not be made unless an opinion of counsel is provided to the effect that such substitution would not disqualify the REMIC elections or result in a prohibited transaction tax under the Code.

Any Replacement Mortgage Loan generally will, on the date of substitution, among other characteristics set forth in the related Purchase and Servicing Agreement, (i) have an outstanding principal balance, after deduction of all Scheduled Payments due in the month of substitution, not in excess of the Stated Principal Balance of the related Deleted Mortgage Loan (the amount of any shortfall to be deposited in the Distribution Account in the month of substitution), (ii) have a Mortgage Rate not less than and not more than 1 percentage point greater than the related Deleted Mortgage Loan, (iii) have a Loan-to-Value Ratio equal to or less than that of the related Deleted Mortgage Loan, (iv) have a remaining term to maturity not greater than (and not more than one year less than) that of the related Deleted Mortgage Loan and (v) comply with all of the representations and warranties set forth in the Pooling and Servicing Agreement and the related Purchase and Servicing Agreement, as modified by the related Assignment Agreement.  This cure, repurchase or substitution obligation constitutes the sole remedy available to the Certificateholders or the Trustee for omission of, or a material defect in, a Mortgage File.

Please review the additional material for additional information concerning the Mortgage Loans.

STATIC POOL INFORMATION

The depositor will make available any of the sponsor’s material static pool information as required under the SEC’s rules and regulations.  The static pool information material to this offering of certificates is located at http://www.jpmorgan.com/staticpool/mbs/JPALT2006-S3.  The static pool information includes (i) information about the original characteristics of each prior securitized pool as of the cut-off date for that pool and (ii) delinquency, loss and prepayment information about each prior securitized pool.

THE ORIGINATORS

General

A portion of the Mortgage Loans were originated by Countrywide, GreenPoint and M&T.  No other Originator originated more than 10% of the Mortgage Loans.

The Mortgage Loans have been acquired directly or indirectly by the Seller from the Originators in the ordinary course of its business pursuant to the Purchase and Servicing Agreements.  The Countrywide and GreenPoint Mortgage Loans were underwritten substantially in accordance with the underwriting criteria specified in this section for such Originator.  Any other Mortgage Loans were underwritten substantially in accordance with the underwriting criteria described below under “—General Underwriting Guidelines”.

General Underwriting Guidelines

Underwriting standards are applied by or on behalf of a lender to evaluate a borrower’s credit standing and repayment ability, and the value and adequacy of the related Mortgaged Property as collateral.  In general, a prospective borrower applying for a loan is required to fill out a detailed application designed to provide to the underwriting officer pertinent credit information.  As part of the description of the borrower’s financial condition, the borrower generally is required to provide a current list of assets and liabilities and a statement of income and expenses, as well as an authorization to apply for a credit report which summarizes the borrower’s credit history with local merchants and lenders and any record of bankruptcy.  In most cases, an employment verification is obtained from an independent source (typically the borrower’s employer), which verification reports, among other things, the length of employment with that organization, the current salary, and whether it is expected that the borrower will continue such employment in the future.  If a prospective borrower is self-employed, the borrower may be required to submit copies of signed tax returns.  The borrower may also be required to authorize verification of deposits at financial institutions where the borrower has demand or savings accounts.  See “The Trust Fund—The Loans—Underwriting Standards” in the prospectus.

A lender may also originate mortgage loans pursuant to alternative sets of underwriting criteria under reduced or limited documentation programs.  These programs are designed to facilitate the loan approval process.  Under these programs, certain documentation concerning income/employment and asset verification is reduced or excluded.  Loans underwritten under these programs are generally limited to borrowers who have demonstrated an established ability and willingness to repay the mortgage loans in a timely fashion.  Permitted maximum loan-to-value ratios under these programs are generally more restrictive than those under the lender’s standard underwriting criteria.

From time to time, exceptions to a lender’s underwriting policies may be made.  Such exceptions may be made on a loan-by-loan basis at the discretion of the lender’s underwriter.  Exceptions may be made after careful consideration of certain mitigating factors such as borrower liquidity, employment and residential stability and local economic conditions.

Set forth below is certain information with respect to Countrywide and GreenPoint and a summary of the underwriting guidelines utilized by each such Originator.

GreenPoint Mortgage Funding, Inc.

The information set forth in this section of the supplemental term sheet has been provided by GreenPoint Mortgage Funding, Inc.

GreenPoint, a New York corporation, is an indirect, wholly-owned subsidiary of North Fork Bancorporation, Inc., a Delaware corporation and bank holding company (“North Fork”).  North Fork’s other subsidiaries include North Fork Bank, a New York commercial bank.  North Fork is listed on the New York Stock Exchange (“NYSE”) under the symbol “NFB”. GreenPoint was formerly a wholly-owned subsidiary of GreenPoint Financial Corp., which was acquired by North Fork in October 2004.  On March 12, 2006, North Fork and Capital One Financial Corporation ("Capital One") announced that they signed a definitive agreement in which Capital One will acquire North Fork.  The transaction is subject to all required regulatory approvals, approval by the shareholders of both companies and other customary conditions.

GreenPoint is engaged in the mortgage banking business, and as part of that business, originates, acquires, sells and services mortgage loans.  GreenPoint originates loans primarily through its wholesale division, which works with a nationwide network of independent mortgage brokers, each of which must be approved by GreenPoint.  GreenPoint also originates loans through its retail and correspondent lending divisions.  Mortgage loans originated by GreenPoint are secured primarily by one-to-four family residences.  GreenPoint’s executive offices are located at 100 Wood Hollow Drive, Novato, California, 94945.

GreenPoint has originated residential mortgage loans of substantially the same type as the Mortgage Loans since its formation in October 1999, when it acquired the assets and liabilities of Headlands Mortgage Company.

The following table sets forth, by number and dollar amount of mortgage loans, GreenPoint’s residential mortgage loan production for the periods indicated.

Loan Type	2003	2004	2005	First Quarter 2006

Alt A and Specialty
Number of Loans	56,702	65,284	67,707	13,752
Dollar Volume	$11,505,997,786	$14,579,659,658	$19,148,814,451	$4,034,288,749
Percent Adjustable	19%	67%	84%	78%
Percent of Total Dollar Volume	30%	37%	45%	52%

Agency
Number of Loans	28,460	10,975	12,408	2,108
Dollar Volume	$5,378,009,580	$2,188,737,211	$2,746,779,129	$480,214,325
Percent Adjustable	0%	3%	1%	2%
Percent of Total Dollar Volume	14%	6%	7%	6%

Jumbo
Number of Loans	53,106	53,522	41,614	5,860
Dollar Volume	$19,426,400,804	$17,667,106,136	$14,899,732,857	$2,254,652,746
Percent Adjustable	69%	84%	74%	77%
Percent of Total Dollar Volume	50%	44%	35%	29%

HELOC's and Seconds
Number of Loans	44,346	83,902	82,258	14,847
Dollar Volume	$2,556,735,253	$5,374,039,738	$5,450,355,355	$1,002,614,650
Percent Adjustable	96%	97%	95%	91%
Percent of Total Dollar Volume	7%	14%	13%	13%

Total Number of Loans	182,614	213,683	203,987	36,567
Total Dollar Volume	$38,867,143,423	$39,809,542,743	$42,245,681,792	$7,771,770,470
Average Dollar Loan Amount	$212,838	$186,302	$207,100	$212,535
Non-Purchase Transaction*	66%	52%	52%	58%
Adjustable-Rate Loans*	47%	75%	76%	75%
* % of total loan production based on dollar volume
% may not add to 100% due to rounding

GreenPoint Underwriting Guidelines

Generally, the GreenPoint underwriting guidelines are applied to evaluate the prospective borrower’s credit standing and repayment ability and the value and adequacy of the mortgaged property as collateral. Exceptions to the guidelines are permitted where compensating factors are present.  The GreenPoint underwriting guidelines are generally not as strict as Fannie Mae or Freddie Mac guidelines.  GreenPoint’s underwriting guidelines are applied in accordance with applicable federal and state laws and regulations.

In assessing a prospective borrower’s creditworthiness, GreenPoint may use FICO® credit scores. FICO credit scores are statistical credit scores designed to assess a borrower's creditworthiness and likelihood to default on a consumer obligation over a two-year period based on a borrower's credit history. FICO credit scores were not developed to predict the likelihood of default on mortgage loans and, accordingly, may not be indicative of the ability of a borrower to repay its mortgage loan. FICO credit scores range from approximately 300 to approximately 850, with higher scores indicating an individual with a more favorable credit history compared to an individual with a lower score.

In determining whether a prospective borrower has sufficient monthly income available to meet the borrower's monthly obligation on the proposed mortgage loan and monthly housing expenses and other financial obligations, GreenPoint generally considers the ratio of those amounts to the proposed borrower's monthly gross income. These ratios vary depending on a number of underwriting criteria, including loan-to-value ratios (“LTV”), and are determined on a loan-by-loan basis. The ratios generally are limited to 40% but may be extended to 50% with adequate compensating factors, such as disposable income, reserves, higher FICO credit score, or lower LTV’s.  Each mortgage loan has a required amount of reserves, with the minimum being three months of principal, interest, taxes and insurance for full documentation loans. Depending on the LTV and occupancy types, these reserve requirements may be increased to compensate for the additional risk.

As part of its evaluation of potential borrowers, GreenPoint generally requires a description of the borrower’s income. If required by its underwriting guidelines, GreenPoint obtains employment verification providing current and historical income information and/or a telephonic employment confirmation. Employment verification may be obtained through analysis of the prospective borrower’s recent pay stubs and/or W-2 forms for the most recent two years or relevant portions of the borrower’s most recent two years’ tax returns, or from the prospective borrower’s employer, wherein the employer reports the borrower’s length of employment and current salary with that organization. Self-employed prospective borrowers generally are required to submit relevant portions of their federal tax returns for the past two years.

GreenPoint acquires or originates many mortgage loans under “limited documentation” or “no documentation” programs. Under limited documentation programs, more emphasis is placed on the value and adequacy of the mortgaged property as collateral, credit history and other assets of the borrower, than on verified income of the borrower. Mortgage loans underwritten under this type of program are generally limited to borrowers with credit histories that demonstrate an established ability to repay indebtedness in a timely fashion, and certain credit underwriting documentation concerning income or income verification and/or employment verification is waived. Mortgage loans originated and acquired with limited documentation programs include cash-out refinance loans, super-jumbo mortgage loans and mortgage loans secured by investor-owned properties. Permitted maximum loan-to-value ratios (including secondary financing) under limited documentation programs are generally more restrictive than mortgage loans originated with full documentation requirements. Under no documentation programs, income ratios for the prospective borrower are not calculated. Emphasis is placed on the value and adequacy of the mortgaged property as collateral and the credit history of the prospective borrower, rather than on verified income and assets of the borrower. Documentation concerning income, employment verification and asset verification is not required and income ratios are not calculated. Mortgage loans underwritten under no documentation programs are generally limited to borrowers with favorable credit histories and who satisfy other standards for limited documentation programs.

Periodically, the data used by GreenPoint to underwrite mortgage loans may be obtained by an approved loan correspondent. In those instances, the initial determination as to whether a mortgage loan complies with GreenPoint’s underwriting guidelines may be made by such loan correspondent. In addition, GreenPoint may acquire mortgage loans from approved correspondent lenders under a program pursuant to which GreenPoint delegates to the correspondent the obligation to underwrite the mortgage loans to GreenPoint’s standards. Under these circumstances, the underwriting of a mortgage loan may not have been reviewed by GreenPoint before acquisition of the mortgage loan, and the correspondent represents to GreenPoint that its underwriting standards have been met. After purchasing mortgage loans under those circumstances, GreenPoint conducts a quality control review of a sample of the mortgage loans. The number of loans reviewed in the quality control process varies based on a variety of factors, including GreenPoint’s prior experience with the correspondent lender and the results of the quality control review process itself.

In determining the adequacy of the property as collateral, an independent appraisal is generally made of each property considered for financing.  All appraisals are required to conform the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standard Board of the Appraisal Foundation.  Each appraisal must meet the requirements of Fannie Mae and Freddie Mac.  The requirements of Fannie Mae and Freddie Mac require, among other things, that the appraiser, or its agent on its behalf, personally inspect the property inside and out, verify whether the property is in a good condition and verify that construction, if new, has been substantially completed.  The appraisal generally will have been based on prices obtained on recent sales of comparable properties determined in accordance with Fannie Mae and Freddie Mac guidelines.  In certain cases, an analysis based on income generated by the property or a replacement cost analysis based on the current cost of constructing or purchasing a similar property may be used.  GreenPoint’s Underwriting Guidelines require that the underwriters be satisfied that the value of the property being financed supports, and will continue to support, the outstanding loan balance, and provides sufficient value to mitigate the effects of adverse shifts in real estate values.

GreenPoint may provide secondary financing to a borrower contemporaneously with the origination of a mortgage loan, subject to the limitation that the combined Loan-to-Value Ratio may not exceed 100%. GreenPoint’s underwriting guidelines do not prohibit or otherwise restrict a borrower from obtaining secondary financing from lenders other than GreenPoint, whether at origination of the mortgage loan or thereafter.

Generally, each mortgage with an LTV at origination of greater than 80% is covered by a primary mortgage insurance policy issued by a mortgage insurance company acceptable to Fannie Mae or Freddie Mac.  The policy provides coverage in the amount equal to a specified percentage multiplied by the sum of the remaining principal balance of the related mortgage loan, the accrued interest on it and the related foreclosure expenses.  The specified coverage percentage is, generally, 12% for LTV’s between 80.01% and 85.00%, 25% for LTV’s between 85.01% and 90% and 30% for LTV’s between 90.01% and 95%.  However, under certain circumstances, the specified coverage levels for these mortgage loans may vary from the foregoing.  No primary mortgage insurance policy will be required with respect to any mortgage loan if maintaining the policy is prohibited by applicable law, after the date on which the related LTV is 80% or less, or where, based on a new appraisal, the principal balance of the mortgage loan represents 80% or less of the new appraised value.

GreenPoint requires title insurance on all of its mortgage loans secured by first liens on real property. In addition, GreenPoint requires that fire and extended coverage casualty insurance be maintained on the mortgaged property in an amount at least equal to the principal balance of the related single-family mortgage loan or the replacement cost of the mortgaged property, whichever is less.  GreenPoint also requires flood insurance to be maintained on the mortgaged property if and to the extent such insurance is required by applicable law or regulation.

Countrywide Home Loans, Inc.

The information set forth in this section has been provided by Countrywide Home Loans, Inc.

Note: Loan-to-Value Ratio as used in “—Underwriting Standards” below has the following meaning:

The “Loan-to-Value Ratio” of a mortgage loan at any given time is a fraction, expressed as a percentage, the numerator of which is the principal balance of the related mortgage loan at the date of determination and the denominator of which is

·

in the case of a purchase, the lesser of the selling price of the mortgaged property or its appraised value at the time of sale or

·

in the case of a refinance, the appraised value of the mortgaged property at the time of the refinance, except in the case of a mortgage loan underwritten pursuant to Countrywide Home Loans’ Streamlined Documentation Program as described under “—Underwriting Standards—General”.

With respect to mortgage loans originated pursuant to Countrywide Home Loans’ Streamlined Documentation Program,

·

if the loan-to-value ratio at the time of the origination of the mortgage loan being refinanced was 80% or less and the loan amount of the new loan being originated is $650,000 or less, then the “Loan-to-Value Ratio” will be the ratio of the principal amount of the new mortgage loan being originated divided by the appraised value of the related mortgaged property at the time of the origination of the Mortgage Loan being refinanced, as reconfirmed by Countrywide Home Loans using an automated property valuation system; or

·

if the loan-to-value ratio at the time of the origination of the mortgage loan being refinanced was greater than 80% or the loan amount of the new loan being originated is greater than $650,000, then the “Loan-to-Value Ratio” will be the ratio of the principal amount of the new mortgage loan being originated divided by the appraised value of the related mortgaged property as determined by an appraisal obtained by Countrywide Home Loans at the time of the origination of the new mortgage loan. See “—Underwriting Standards—General” in this supplemental term sheet.

No assurance can be given that the value of any mortgaged property has remained or will remain at the level that existed on the appraisal or sales date. If residential real estate values generally or in a particular geographic area decline, the Loan-to-Value Ratios might not be a reliable indicator of the rates of delinquencies, foreclosures and losses that could occur with respect to the mortgage loans.

Underwriting Standards

General

Countrywide Home Loans, a New York corporation, has been originating mortgage loans since 1969.  Countrywide Home Loans’ underwriting standards are applied in accordance with applicable federal and state laws and regulations.

As part of its evaluation of potential borrowers, Countrywide Home Loans generally requires a description of income. If required by its underwriting guidelines, Countrywide Home Loans obtains employment verification providing current and historical income information and/or a telephonic employment confirmation.  Such employment verification may be obtained, either through analysis of the prospective borrower’s recent pay stub and/or W-2 forms for the most recent two years, relevant portions of the most recent two years’ tax returns, or from the prospective borrower’s employer, wherein the employer reports the length of employment and current salary with that organization. Self-employed prospective borrowers generally are required to submit relevant portions of their federal tax returns for the past two years.

In assessing a prospective borrower’s creditworthiness, Countrywide Home Loans may use FICO Credit Scores. “FICO Credit Scores” are statistical credit scores designed to assess a borrower’s creditworthiness and likelihood to default on a consumer obligation over a two-year period based on a borrower’s credit history.  FICO Credit Scores were not developed to predict the likelihood of default on mortgage loans and, accordingly, may not be indicative of the ability of a borrower to repay its mortgage loan.  FICO Credit Scores range from approximately 250 to approximately 900, with higher scores indicating an individual with a more favorable credit history compared to an individual with a lower score.  Under Countrywide Home Loans’ underwriting guidelines, borrowers possessing higher FICO Credit Scores, which indicate a more favorable credit history and who give Countrywide Home Loans the right to obtain the tax returns they filed for the preceding two years, may be eligible for Countrywide Home Loans’ processing program (the “Preferred Processing Program”).

Periodically the data used by Countrywide Home Loans to complete the underwriting analysis may be obtained by a third party, particularly for mortgage loans originated through a loan correspondent or mortgage broker. In those instances, the initial determination as to whether a mortgage loan complies with Countrywide Home Loans’ underwriting guidelines may be made by an independent company hired to perform underwriting services on behalf of Countrywide Home Loans, the loan correspondent or mortgage broker. In addition, Countrywide Home Loans may acquire mortgage loans from approved correspondent lenders under a program pursuant to which Countrywide Home Loans delegates to the correspondent the obligation to underwrite the mortgage loans to Countrywide Home Loans’ standards. Under these circumstances, the underwriting of a mortgage loan may not have been reviewed by Countrywide Home Loans before acquisition of the mortgage loan and the correspondent represents that Countrywide Home Loans’ underwriting standards have been met. After purchasing mortgage loans under those circumstances, Countrywide Home Loans conducts a quality control review of a sample of the mortgage loans. The number of loans reviewed in the quality control process varies based on a variety of factors, including Countrywide Home Loans’ prior experience with the correspondent lender and the results of the quality control review process itself.

Countrywide Home Loans’ underwriting standards are applied by or on behalf of Countrywide Home Loans to evaluate the prospective borrower’s credit standing and repayment ability and the value and adequacy of the mortgaged property as collateral. Under those standards, a prospective borrower must generally demonstrate that the ratio of the borrower’s monthly housing expenses (including principal and interest on the proposed mortgage loan and, as applicable, the related monthly portion of property taxes, hazard insurance and mortgage insurance) to the borrower’s monthly gross income and the ratio of total monthly debt to the monthly gross income (the “debt-to-income” ratios) are within acceptable limits.  If the prospective borrower has applied for an interest-only Six-Month LIBOR Loan, the interest component of the monthly mortgage expense is calculated based upon the initial interest rate plus 2%.  If the prospective borrower has applied for a 3/1 Mortgage Loan or 3/27 Mortgage Loan and the Loan-to-Value Ratio is less than or equal to 75%, the interest component of the monthly mortgage expense is calculated based on the initial loan interest rate; if the Loan-to-Value Ratio exceeds 75%, the interest component of the monthly mortgage expense calculation is based on the initial loan interest rate plus 2%. If the prospective borrower has applied for a 5/1 Mortgage Loan, a 5/25 Mortgage Loan, a 7/1 Mortgage Loan, a 7/23 Mortgage Loan, a 10/1 Mortgage Loan or a 10/20 Mortgage Loan, the interest component of the monthly mortgage expense is calculated based on the initial loan interest rate.  If the prospective borrower has applied for a Negative Amortization Loan, the interest component of the monthly housing expense calculation is based upon the greater of 4.25% and the fully indexed mortgage note rate at the time of loan application.  The maximum acceptable debt-to-income ratio, which is determined on a loan-by-loan basis varies depending on a number of underwriting criteria, including the Loan-to-Value Ratio, loan purpose, loan amount and credit history of the borrower. In addition to meeting the debt-to-income ratio guidelines, each prospective borrower is required to have sufficient cash resources to pay the down payment and closing costs. Exceptions to Countrywide Home Loans’ underwriting guidelines may be made if compensating factors are demonstrated by a prospective borrower. Additionally, Countrywide Home Loans does permit its adjustable rate mortgage loans, hybrid adjustable rate mortgage loans and negative amortization mortgage loans to be assumed by a purchaser of the related mortgaged property, so long as the mortgage loan is in its adjustable rate period (except for a 3/1 Mortgage Loan, which may be assumed during the fixed rate period) and the related purchaser meets Countrywide Home Loans’ underwriting standards that are then in effect.

Countrywide Home Loans may provide secondary financing to a borrower contemporaneously with the origination of a mortgage loan, subject to the following limitations: the Loan-to-Value Ratio of the senior (i.e., first) lien may not exceed 80% and the combined Loan-to-Value Ratio may not exceed 100%. Countrywide Home Loans’ underwriting guidelines do not prohibit or otherwise restrict a borrower from obtaining secondary financing from lenders other than Countrywide Home Loans, whether at origination of the mortgage loan or thereafter.

The nature of the information that a borrower is required to disclose and whether the information is verified depends, in part, on the documentation program used in the origination process. In general under the Full Documentation Loan Program (the “Full Documentation Program”), each prospective borrower is required to complete an application which includes information with respect to the applicant’s assets, liabilities, income, credit history, employment history and other personal information. Self-employed individuals are generally required to submit their two most recent federal income tax returns. Under the Full Documentation Program, the underwriter verifies the information contained in the application relating to employment, income, assets and mortgages.

A prospective borrower may be eligible for a loan approval process that limits or eliminates Countrywide Home Loans’ standard disclosure or verification requirements or both.  Countrywide Home Loans offers the following documentation programs as alternatives to its Full Documentation Program: an Alternative Documentation Loan Program (the “Alternative Documentation Program”), a Reduced Documentation Loan Program (the “Reduced Documentation Program”), a CLUES Plus Documentation Loan Program (the “CLUES Plus Documentation Program”), a No Income/No Asset Documentation Loan Program (the “No Income/No Asset Documentation Program”), a Stated Income/Stated Asset Documentation Loan Program (the “Stated Income/Stated Asset Documentation Program”) and a Streamlined Documentation Loan Program (the “Streamlined Documentation Program”).

For all mortgage loans originated or acquired by Countrywide Home Loans, Countrywide Home Loans obtains a credit report relating to the applicant from a credit reporting company. The credit report typically contains information relating to such matters as credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcy, dispossession, suits or judgments. All adverse information in the credit report is required to be explained by the prospective borrower to the satisfaction of the lending officer.

Except with respect to the mortgage loans originated pursuant to its Streamlined Documentation Program, whose values were confirmed with a Fannie Mae proprietary automated valuation model, Countrywide Home Loans obtains appraisals from independent appraisers or appraisal services for properties that are to secure mortgage loans. The appraisers inspect and appraise the proposed mortgaged property and verify that the property is in acceptable condition. Following each appraisal, the appraiser prepares a report which includes a market data analysis based on recent sales of comparable homes in the area and, when deemed appropriate, a replacement cost analysis based on the current cost of constructing a similar home. All appraisals are required to conform to Fannie Mae or Freddie Mac appraisal standards then in effect.

Countrywide Home Loans requires title insurance on all of its mortgage loans secured by first liens on real property. Countrywide Home Loans also requires that fire and extended coverage casualty insurance be maintained on the mortgaged property in an amount at least equal to the principal balance of the related single-family mortgage loan or the replacement cost of the mortgaged property, whichever is less.

In addition to Countrywide Home Loans’ standard underwriting guidelines (the “Standard Underwriting Guidelines”), which are consistent in many respects with the guidelines applied to mortgage loans purchased by Fannie Mae and Freddie Mac, Countrywide Home Loans uses underwriting guidelines featuring expanded criteria (the “Expanded Underwriting Guidelines”). The Standard Underwriting Guidelines and the Expanded Underwriting Guidelines are described further under the next two headings.

Standard Underwriting Guidelines

Countrywide Home Loans’ Standard Underwriting Guidelines for mortgage loans with non-conforming original principal balances generally allow Loan-to-Value Ratios at origination of up to 95% for purchase money or rate and term refinance mortgage loans with original principal balances of up to $400,000, up to 90% for mortgage loans with original principal balances of up to $650,000, up to 75% for mortgage loans with original principal balances of up to $1,000,000, up to 65% for mortgage loans with original principal balances of up to $1,500,000, and up to 60% for mortgage loans with original principal balances of up to $2,000,000.

For cash-out refinance mortgage loans, Countrywide Home Loans’ Standard Underwriting Guidelines for mortgage loans with non-conforming original principal balances generally allow Loan-to-Value Ratios at origination of up to 75% and original principal balances ranging up to $650,000. The maximum “cash-out” amount permitted is $200,000 and is based in part on the original Loan-to-Value Ratio of the related mortgage loan. As used in this supplemental term sheet, a refinance mortgage loan is classified as a cash-out refinance mortgage loan by Countrywide Home Loans if the borrower retains an amount greater than the lesser of 2% of the entire amount of the proceeds from the refinancing of the existing loan or $2,000.

Countrywide Home Loans’ Standard Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination on owner occupied properties of up to 95% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii) and 2 unit properties with principal balances up to $533,850 ($800,775 in Alaska and Hawaii) and up to 80% on 3 unit properties with principal balances of up to $645,300 ($967,950 in Alaska and Hawaii) and 4 unit properties with principal balances of up to $801,950 ($1,202,925 in Alaska and Hawaii).  On second homes, Countrywide Home Loans’ Standard Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination of up to 95% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii).  Countrywide Home Loans’ Standard Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination on investment properties of up to 90% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii) and 2 unit properties with principal balances up to $533,850 ($800,775 in Alaska and Hawaii) and up to 75% on 3 unit properties with principal balances of up to $645,300 ($967,950 in Alaska and Hawaii) and 4 unit properties with principal balances of up to $801,950 ($1,202,925 in Alaska and Hawaii).

Under its Standard Underwriting Guidelines, Countrywide Home Loans generally permits a debt-to-income ratio based on the borrower’s monthly housing expenses of up to 33% and a debt-to-income ratio based on the borrower’s total monthly debt of up to 38%.

In connection with the Standard Underwriting Guidelines, Countrywide Home Loans originates or acquires mortgage loans under the Full Documentation Program, the Alternative Documentation Program, the Reduced Documentation Program, the CLUES Plus Documentation Program or the Streamlined Documentation Program.

The Alternative Documentation Program permits a borrower to provide W-2 forms instead of tax returns covering the most recent two years, permits bank statements in lieu of verification of deposits and permits alternative methods of employment verification.

Under the Reduced Documentation Program, some underwriting documentation concerning income, employment and asset verification is waived.  Countrywide Home Loans obtains from a prospective borrower either a verification of deposit or bank statements for the two-month period immediately before the date of the mortgage loan application or verbal verification of employment. Since information relating to a prospective borrower’s income and employment is not verified, the borrower’s debt-to-income ratios are calculated based on the information provided by the borrower in the mortgage loan application. The maximum Loan-to-Value Ratio ranges up to 95%.

The CLUES Plus Documentation Program permits the verification of employment by alternative means, if necessary, including verbal verification of employment or reviewing paycheck stubs covering the pay period immediately prior to the date of the mortgage loan application. To verify the borrower’s assets and the sufficiency of the borrower’s funds for closing, Countrywide Home Loans obtains deposit or bank account statements from each prospective borrower for the month immediately prior to the date of the mortgage loan application. Under the CLUES Plus Documentation Program, the maximum Loan-to-Value Ratio is 75% and property values may be based on appraisals comprising only interior and exterior inspections. Cash-out refinances and investor properties are not permitted under the CLUES Plus Documentation Program.

The Streamlined Documentation Program is available for borrowers who are refinancing an existing mortgage loan that was originated or acquired by Countrywide Home Loans provided that, among other things, the mortgage loan has not been more than 30 days delinquent in payment during the previous twelve-month period. Under the Streamlined Documentation Program, appraisals are obtained only if the loan amount of the loan being refinanced had a Loan-to-Value Ratio at the time of origination in excess of 80% or if the loan amount of the new loan being originated is greater than $650,000. In addition, under the Streamlined Documentation Program, a credit report is obtained but only a limited credit review is conducted, no income or asset verification is required, and telephonic verification of employment is permitted. The maximum Loan-to-Value Ratio under the Streamlined Documentation Program ranges up to 95%.

Expanded Underwriting Guidelines

Mortgage loans which are underwritten pursuant to the Expanded Underwriting Guidelines may have higher Loan-to-Value Ratios, higher loan amounts and different documentation requirements than those associated with the Standard Underwriting Guidelines. The Expanded Underwriting Guidelines also permit higher debt-to-income ratios than mortgage loans underwritten pursuant to the Standard Underwriting Guidelines.

Countrywide Home Loans’ Expanded Underwriting Guidelines for mortgage loans with non-conforming original principal balances generally allow Loan-to-Value Ratios at origination of up to 95% for purchase money or rate and term refinance mortgage loans with original principal balances of up to $400,000, up to 90% for mortgage loans with original principal balances of up to $650,000, up to 80% for mortgage loans with original principal balances of up to $1,000,000, up to 75% for mortgage loans with original principal balances of up to $1,500,000 and up to 70% for mortgage loans with original principal balances of up to $3,000,000. Under certain circumstances, however, Countrywide Home Loans’ Expanded Underwriting Guidelines allow for Loan-to-Value Ratios of up to 100% for purchase money mortgage loans with original principal balances of up to $375,000.

For cash-out refinance mortgage loans, Countrywide Home Loans’ Expanded Underwriting Guidelines for mortgage loans with non-conforming original principal balances generally allow Loan-to-Value Ratios at origination of up to 90% and original principal balances ranging up to $1,500,000. The maximum “cash-out” amount permitted is $400,000 and is based in part on the original Loan-to-Value Ratio of the related mortgage loan.

Countrywide Home Loans’ Expanded Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination on owner occupied properties of up to 100% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii) and 2 unit properties with principal balances up to $533,850 ($800,775 in Alaska and Hawaii) and up to 85% on 3 unit properties with principal balances of up to $645,300 ($967,950 in Alaska and Hawaii) and 4 unit properties with principal balances of up to $801,950 ($1,202,925 in Alaska and Hawaii).  On second homes, Countrywide Home Loans’ Expanded Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination of up to 95% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii).  Countrywide Home Loans’ Expanded Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination on investment properties of up to 90% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii) and 2 unit properties with principal balances up to $533,850 ($800,775 in Alaska and Hawaii) and up to 85% on 3 unit properties with principal balances of up to $645,300 ($967,950 in Alaska and Hawaii) and 4 unit properties with principal balances of up to $801,950 ($1,202,925 in Alaska and Hawaii).

Under its Expanded Underwriting Guidelines, Countrywide Home Loans generally permits a debt-to-income ratio based on the borrower’s monthly housing expenses of up to 36% and a debt-to-income ratio based on the borrower’s total monthly debt of up to 40%; provided, however, that if the Loan-to-Value Ratio exceeds 80%, the maximum permitted debt-to-income ratios are 33% and 38%, respectively.

In connection with the Expanded Underwriting Guidelines, Countrywide Home Loans originates or acquires mortgage loans under the Full Documentation Program, the Alternative Documentation Program, the Reduced Documentation Loan Program, the No Income/No Asset Documentation Program and the Stated Income/Stated Asset Documentation Program. Neither the No Income/No Asset Documentation Program nor the Stated Income/Stated Asset Documentation Program is available under the Standard Underwriting Guidelines.

The same documentation and verification requirements apply to mortgage loans documented under the Alternative Documentation Program regardless of whether the loan has been underwritten under the Expanded Underwriting Guidelines or the Standard Underwriting Guidelines. However, under the Alternative Documentation Program, mortgage loans that have been underwritten pursuant to the Expanded Underwriting Guidelines may have higher loan balances and Loan-to-Value Ratios than those permitted under the Standard Underwriting Guidelines.

Similarly, the same documentation and verification requirements apply to mortgage loans documented under the Reduced Documentation Program regardless of whether the loan has been underwritten under the Expanded Underwriting Guidelines or the Standard Underwriting Guidelines. However, under the Reduced Documentation Program, higher loan balances and Loan-to-Value Ratios are permitted for mortgage loans underwritten pursuant to the Expanded Underwriting Guidelines than those permitted under the Standard Underwriting Guidelines. The maximum Loan-to-Value Ratio, including secondary financing, ranges up to 90%. The borrower is not required to disclose any income information for some mortgage loans originated under the Reduced Documentation Program, and accordingly debt-to-income ratios are not calculated or included in the underwriting analysis. The maximum Loan-to-Value Ratio, including secondary financing, for those mortgage loans ranges up to 85%.

Under the No Income/No Asset Documentation Program, no documentation relating to a prospective borrower’s income, employment or assets is required and therefore debt-to-income ratios are not calculated or included in the underwriting analysis, or if the documentation or calculations are included in a mortgage loan file, they are not taken into account for purposes of the underwriting analysis. This program is limited to borrowers with excellent credit histories. Under the No Income/No Asset Documentation Program, the maximum Loan-to-Value Ratio, including secondary financing, ranges up to 95%. Mortgage loans originated under the No Income/No Asset Documentation Program are generally eligible for sale to Fannie Mae or Freddie Mac.

Under the Stated Income/Stated Asset Documentation Program, the mortgage loan application is reviewed to determine that the stated income is reasonable for the borrower’s employment and that the stated assets are consistent with the borrower’s income. The Stated Income/Stated Asset Documentation Program permits maximum Loan-to-Value Ratios up to 90%.  Mortgage loans originated under the Stated Income/Stated Asset Documentation Program are generally eligible for sale to Fannie Mae or Freddie Mac.

DESCRIPTION OF THE CERTIFICATES

General

On the Closing Date the Certificates will be issued pursuant to the Pooling and Servicing Agreement.  Set forth below are summaries of the specific terms and provisions of the Pooling and Servicing Agreement.  The following summaries are subject to, and are qualified in their entirety by reference to, the provisions of the Pooling and Servicing Agreement.

The Certificates may consist of (a) Senior Certificates, (b) Mezzanine Certificates and (c) Subordinate Certificates.

The Certificates will be issued in the initial Class Principal Amounts set forth in the related prospectus supplement.  The initial Class Principal Amounts of each class may be increased or decreased by up to 5% to the extent that the Stated Principal Balance of the Mortgage Loans is increased or decreased as described at “Description of the Mortgage Pools.”

The Offered Certificates (other than the residual certificate) will be issued in minimum denominations of $100,000 and integral multiples of $1 in excess thereof.  The residual certificate will be issued as a single instrument in fully registered, definitive form, representing the entire principal amount of such Certificate.

The Certificates represent beneficial ownership interests in the Issuing Entity, the assets of which on the Closing Date will consist primarily of (1) the Mortgage Loans; (2) such assets as from time to time are identified as deposited in respect of the Mortgage Loans in the Custodial Accounts and the Distribution Account (see “— Payments on Mortgage Loans; Accounts” below); (3) the Issuing Entity’s rights under the assignment, assumption and recognition agreements pursuant to which the Seller and the Depositor assigned their respective interests in the underlying mortgage loan purchase and servicing agreements with respect to the Mortgage Loans originally entered into between the Seller and the Originators; (4) property acquired by foreclosure of the Mortgage Loans or deed in lieu of foreclosure; (5) any applicable insurance policies; (6) the rights under any applicable Yield Maintenance Agreement; and (7) the proceeds of all of the foregoing.

Distributions on the Certificates will be made by the Securities Administrator, on behalf of the Trustee, on each Distribution Date, to the persons in whose names such Certificates are registered on the related Record Date.

Payments on each Distribution Date will be made by check mailed to the address of the Certificateholder entitled thereto as it appears on the applicable certificate register or, in the case of a Certificateholder who holds any residual certificate or who holds Certificates with an aggregate initial Class Principal Amount of $1,000,000 or more and who has so notified the Securities Administrator in writing in accordance with the Pooling and Servicing Agreement, by wire transfer in immediately available funds to the account of such Certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final payment in retirement of the Certificates will be made only upon presentment and surrender of such Certificates at the Corporate Trust Office of the Securities Administrator.  See “Description of the Certificates— Book–Entry Certificates” in the accompanying prospectus for the method of payment to Beneficial Owners of Book-Entry Certificates.

Book-Entry Certificates

General.  The Certificates (other than any residual certificate) will be Book-Entry Certificates.

Payments on Mortgage Loans; Accounts

On or prior to the Closing Date, each Servicer will establish and maintain or cause to be established and maintained a Custodial Account.  On or prior to the Closing Date, the Securities Administrator will establish the Distribution Account.  On the 18th day of each month (or, if such 18th day is not a Business Day, on the immediately preceding Business Day), each Servicer will remit all amounts on deposit in the related Custodial Account to the Distribution Account.  On each Distribution Date, to the extent of the Available Distribution Amount for each Mortgage Pool on deposit in the Distribution Account, the Securities Administrator, on behalf of the Trustee, will make distributions to the related Certificateholders.

As further compensation, if permitted under the related Servicing Agreement, funds credited to the Custodial Account established by a Servicer may be invested at the discretion of such Servicer for its own benefit in permitted investments.

Available Distribution Amount

Distributions of interest and principal on the Certificates will be made on each Distribution Date from the Available Distribution Amount in the order of priority set forth below at “— Priority of Distributions.”

Determination of LIBOR

The annual certificate interest rates of any LIBOR Certificates are based upon One-Month LIBOR as quoted on Telerate Page 3750 as of 11:00 A.M., London time, on the LIBOR Determination Date.  If the rate does not appear on Telerate Page 3750, or if the service is no longer offered, or any other service for displaying One-Month LIBOR or comparable rates as may be selected by the Securities Administrator, the rate will be the reference bank rate.  The reference bank rate will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the reference banks, which shall be three major banks that are engaged in transactions in the London interbank market, selected by the Securities Administrator, as of 11:00 a.m., London time, on the day that is two LIBOR Business Days prior to the immediately preceding Distribution Date to prime banks in the London interbank market for a period of one month in amounts approximately equal to the aggregate Class Principal Amount of the LIBOR Certificates.  The Securities Administrator will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two quotations are provided, the rate will be the arithmetic mean of the quotations.  If on the related date fewer than two quotations are provided, the rate will be the arithmetic mean of the rates quoted by one or more major banks in New York City, selected by the Securities Administrator, as of 11:00 a.m., New York City time, on such date for loans in U.S. Dollars to leading European banks for a period of one month in amounts approximately equal to the aggregate Class Principal Amount of the LIBOR Certificates.  If no quotations can be obtained, the rate will be One-Month LIBOR for the prior Distribution Date.  The Securities Administrator’s calculation of One-Month LIBOR and the resulting Certificate Interest Rate on any class of LIBOR Certificates with respect to any Distribution Date shall be final and binding in the absence of manifest error.

The Yield Maintenance Agreement

The Issuing Entity may enter into, for the benefit of certain classes of Certificates, a Yield Maintenance Agreement or Agreements.  Under a Yield Maintenance Agreement, the Counterparty will agree to pay to the Issuing Entity two Business Days prior to certain Distribution Dates, an amount specified in the prospectus supplement.

The Yield Maintenance Agreement and any payments made by the Counterparty thereunder will be an asset of the Issuing Entity but will not be an asset of any REMIC.

The Yield Maintenance Agreements will be governed by and construed in accordance with the law of the State of New York and will be documented under the ISDA Master Agreement, as supplemented by the schedule and the confirmation.  The obligations of the Counterparty are limited to those specifically set forth in the related Yield Maintenance Agreement.

Any amounts received by the Securities Administrator under the related Yield Maintenance Agreement will be deposited into the Reserve Fund for distribution to the Certificates entitled to the benefit thereto, as specified in the prospectus supplement.

The Reserve Fund

Pursuant to the Pooling and Servicing Agreement, the Securities Administrator will establish the Reserve Fund.  The Reserve Fund is an asset of the Issuing Entity but will not be an asset of any REMIC.  Payments received under a Yield Maintenance Agreement will be deposited into the Reserve Fund.  On each Distribution Date, the Securities Administrator will withdraw any amounts on deposit in the Reserve Fund to pay the Certificates entitled to the benefits thereto, the amounts specified in the prospectus supplement.

Distributions of Interest

On each Distribution Date the Securities Administrator will withdraw from the Distribution Account that portion of the Available Distribution Amount consisting of the Interest Remittance Amount for such Distribution Date and make disbursements and transfers to the Certificates in the order of priority set forth in the related prospectus supplement, in each case to the extent of the Interest Remittance Amount remaining for such Distribution Date.

Any Interest Remittance Amounts remaining undistributed following such distributions will be used in determining the amount of Net Monthly Excess Cashflow, if any, for such Distribution Date.  On any Distribution Date, any Net Interest Shortfalls will first reduce Net Monthly Excess Cashflow and then will be allocated among the Senior Certificates, the Mezzanine Certificates and the Subordinate Certificates in reduction of the respective Interest Distribution Amounts on a pro rata basis based on the respective Interest Distribution Amounts for such Distribution Date without giving effect to Net Interest Shortfalls.

Distributions of Principal

The manner of distributing principal among the Certificates will differ depending on whether a Distribution Date occurs prior to the Step-Down Date or if a Trigger Event is in effect.

On each Distribution Date, (a) prior to the Step-Down Date or (b) on which a Trigger Event is in effect, the Principal Distribution Amount will generally be paid, first to the Certificates with the highest priority of payment, until the Class Principal Amount of such class has been reduced to zero, and then to the class of Certificates with the next highest priority of payment, until the Class Principal Amount of such class has been reduced to zero, until the Class Principal Amount of each class of Certificates has been reduced to zero.

On each Distribution Date, (a) on or after the Step-Down Date and (b) on which a Trigger Event is not in effect, the Principal Distribution Amount will generally be paid, first to the Certificates with the highest priority of payment, until the Class Principal Amount of such class has been reduced to the targeted enhancement level for such class, and then to the class of Certificates with the next highest priority of payment, until the Class Principal Amount of such class has been reduced to the targeted enhancement level for such class, until the Class Principal Amount of each class of Certificates has been reduced to the targeted enhancement level for such class.

On each Distribution Date, the Securities Administrator will withdraw from funds available therefore in the Distribution Account that portion of Available Distribution Amount equal to the Principal Distribution Amount for such Distribution Date, and make the disbursements and transfers in the order of priority set forth in the related prospectus supplement, in each case to the extent of the Principal Distribution Amount remaining for such Distribution Date.

Any Principal Distribution Amount remaining undistributed following such distributions will be distributed as Net Monthly Excess Cashflow in accordance with the priority set forth under “–Overcollateralization Provisions” in the related prospectus supplement.

Overcollateralization Provisions

As of the Closing Date, the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date will exceed the aggregate outstanding Class Principal Amounts of the Certificates.  This feature is referred to as overcollateralization.  The weighted average Net Mortgage Rate for the Mortgage Loans is generally expected to be higher than the weighted average of the Certificate Interest Rates on the Certificates.  As a result, interest collections on the Mortgage Loans are expected to be generated in excess of the amount of interest payable to the Certificates and the fees and expenses payable by the Issuing Entity.  The Pooling and Servicing Agreement requires that on each Distribution Date, the Net Monthly Excess Cashflow, if any, be applied on such Distribution Date as an accelerated payment of principal on the class or classes of Certificates then entitled to receive distributions in respect of principal, but only to the extent necessary to maintain the Overcollateralized Amount at the Overcollateralization Target Amount.  With respect to any Distribution Date, any Net Monthly Excess Cashflow will be paid

With respect to any Distribution Date, any Net Monthly Excess Cashflow will be paid in the order of priority set forth in the related prospectus supplement.

Subordination of the Payment of the Mezzanine and Subordinate Certificates

The rights of the holders of the Subordinate Certificates to receive payments with respect to the Mortgage Loans will be subordinated to the rights of the holders of the Senior Certificates, the Mezzanine Certificates and each other class of Subordinate Certificates with a lower alpha-numerical class designation.  The rights of the holders of the Mezzanine Certificates to receive payments with respect to the Mortgage Loans will be subordinated to the rights of the holders of the Senior Certificates and each other class of Mezzanine Certificates with a lower alpha-numerical class designation.  The subordination of the Subordinate Certificates to the Senior and Mezzanine Certificates and the subordination of the Mezzanine Certificates to the Senior Certificates and the further subordination among the Mezzanine Certificates and Subordinate Certificates is intended to provide the Certificateholders having higher relative payment priority with protection against Realized Losses.

Allocation of Losses

Any Realized Losses on the Mortgage Loans will be allocated on any Distribution Date, first, to any excess interest; second, to the Overcollateralized Amount; third, to the Subordinate Certificates in reverse order of priority of payment; fourth, to the Mezzanine Certificates in reverse order of priority of payment and fifth, to the Senior Certificates, pro rata based on Class Principal Amount, in each instance until their Class Principal Amounts are reduced to zero

Once Realized Losses have been allocated to the Senior, Mezzanine or Subordinate Certificates, such amounts with respect to such Certificates will no longer accrue interest nor will such amounts be reinstated thereafter (except to the extent of Subsequent Recoveries as set forth in the Pooling and Servicing Agreement).  However, Unpaid Realized Loss Amounts may be paid to the Senior, Mezzanine or Subordinate Certificates from Net Monthly Excess Cashflow, according to the priorities set forth under “—Overcollateralization Provisions” above.

Any allocation of a Realized Loss to a Certificate will be made by reducing the Class Principal Amount thereof by the amount so allocated as of the Distribution Date in the month following the calendar month in which such Realized Loss was incurred.  Notwithstanding anything to the contrary described herein, in no event will the Class Principal Amount of any Certificate be reduced more than once in respect of any particular amount both (i) allocable to such Certificate in respect of Realized Losses and (ii) distributable as principal to the holder of such Certificate from Net Monthly Excess Cashflow.

Reports to Certificateholders

On each Distribution Date, the Securities Administrator will make available to the Trustee, the Depositor, each Certificateholder and the rating agencies a statement (based on information received from the Master Servicer, each Servicer and the counterparty under the Yield Maintenance Agreement) generally setting forth, among other things:

·

the amount of the distributions, separately identified, with respect to each class of Certificates;

·

the amount of the distributions set forth in the first clause above allocable to principal, separately identifying the aggregate amount of any principal prepayments or other unscheduled recoveries of principal included in that amount;

·

the amount of the distributions set forth in the first clause above allocable to interest and how it was calculated;

·

the amount of any unpaid Interest Shortfall with respect to each class of Certificates;

·

the Class Principal Amount of each class of Certificates after giving effect to the distribution of principal on that Distribution Date;

·

the Pool Balance, the Stated Principal Balance of the Mortgage Loans at the end of the Prepayment Period;

·

the amount of the Servicing Fee paid to or retained by each Servicer and the amount of the Master Servicing Fee retained by the Master Servicer;

·

the amount of Monthly Advances for the related Due Period;

·

the number and aggregate principal balance of the Mortgage Loans that, using the MBA method,  were (A) delinquent (exclusive of Mortgage Loans in foreclosure) (1) 30 to 59 days, (2) 60 to 89 days and (3) 90 or more days, (B) in foreclosure and delinquent (1) 30 to 59 days, (2) 60 to 89 days and (3) 90 or more days and (C) in bankruptcy as of the close of business on the last day of the calendar month preceding that Distribution Date;

·

the total number and principal balance of any REO properties as of the close of business on the last day of the preceding Due Period;

·

the amount of Realized Losses incurred during the preceding calendar month;

·

the cumulative amount of Realized Losses incurred since the Closing Date; and

·

the Certificate Interest Rate for each class of Certificates for that Distribution Date.

The Securities Administrator may make available each month, to any interested party, the monthly statement to Certificateholders via the Securities Administrator’s website.  The Securities Administrator’s website will be located at www.ctslink.com, and assistance in using the website can be obtained by calling the Securities Administrator’s customer service desk at (301) 815-6600.  Parties that are unable to use the above distribution option are entitled to have a paper copy mailed to them via first class mail by notifying the Securities Administrator at the following address: Wells Fargo Bank, N.A., P.O.  Box 98, Columbia, Maryland 21046 (or for overnight deliveries at 9062 Old Annapolis Road, Columbia, Maryland 21045).  The Securities Administrator will have the right to change the way such reports are distributed in order to make such distributions more convenient and/or more accessible, and the Securities Administrator will provide timely and adequate notification to such parties regarding any such changes.

In addition, within a reasonable period of time after the end of each calendar year, the Securities Administrator will, upon request, prepare and deliver to the Depositor and each holder of a Certificate of record during the previous calendar year a statement containing information necessary to enable holders of the Certificates to prepare their tax returns.  These statements will not have been examined and reported upon by an independent public accountant.

Final Scheduled Distribution Date

 The Final Scheduled Distribution Date for any Class of Certificates is the Distribution Date in the month following the scheduled maturity date for the latest maturing Mortgage Loan.  The actual final Distribution Date of any class of Certificates may be earlier or later, and could be substantially earlier, than such class’s Final Scheduled Distribution Date.

Optional Clean-Up Call

On the first Distribution Date on which the aggregate outstanding principal balance of the Mortgage Loans as of the related Due Date is equal to or less than a percentage specified in the related prospectus supplement of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date, the Master Servicer will have the option to purchase the Mortgage Loans at a price equal to the greater of (a) the sum of (i) 100% of the aggregate outstanding principal balance of the Mortgage Loans plus accrued interest thereon at the applicable Mortgage Rate to but not including the Due Date in the month of such Distribution Date, (ii) the fair market value of all other property of the Issuing Entity and (iii) any unreimbursed advances, fees, servicing fees and other amounts payable to the Servicers, the Master Servicer, the Securities Administrator and the Trustee and (b) the fair market value, determined in accordance with the terms of the Pooling and Servicing Agreement, of all outstanding Mortgage Loans (other than Liquidated Mortgage Loans in the Aggregate Pool), all property acquired in respect of any such Mortgage Loans remaining in the Issuing Entity and all other property included in any REMIC formed under the Pooling and Servicing Agreement.

If such option is exercised, and the amount specified in clause (b) of the preceding paragraph exceeds the amount specified in clause (a) of that paragraph, then a residual class specified in the Pooling and Servicing Agreement will be entitled to receive the amount of such excess.  These residual classes are not offered hereby.

If the option is exercised it will effect an early retirement of the Certificates.  Distributions on the Certificates relating to the optional termination will be treated as a prepayment of the Mortgage Loans and the amounts paid in connection with the optional termination will be paid in accordance with the priorities and amounts set forth herein.  With respect to an optional termination, the proceeds for that distribution may not be sufficient to distribute the full amount to which each class of Certificates is entitled.  Upon the optional termination, any funds or property remaining in the Issuing Entity will be liquidated and the Issuing Entity will terminate.

Voting Rights

Any residual and interest-only certificates will be allocated 1% of all voting rights and the other classes of Certificates will be allocated the remainder of all voting rights under the Pooling and Servicing Agreement.  Voting rights will be allocated among these other classes of Certificates in proportion to their respective Class Principal Amounts and among Certificates of such class in proportion to their Percentage Interests.

THE ISSUING ENTITY

On the Closing Date, and until the termination of the Issuing Entity pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be a common law trust formed under the laws of the state of New York. The Issuing Entity will be created under the Pooling and Servicing Agreement by the Depositor and its assets will consist of the assets described under “Description of the Certificates—General” above.  The Issuing Entity will not have any liabilities as of the Closing Date. The fiscal year end of the Issuing Entity will be December 31 of each year.

The Issuing Entity will not have any employees, officers or directors. The Trustee, the Depositor, the Master Servicer, the Servicers and the Securities Administrator will act on behalf of the Issuing Entity, and may only perform those actions on behalf of the Issuing Entity that are specified in the Pooling and Servicing Agreement.

The Trustee and the Securities Administrator, on behalf of the Issuing Entity, are only permitted to take such actions as are specifically set forth in the Pooling and Servicing Agreement. Under the Pooling and Servicing Agreement, the Trustee on behalf of the Issuing Entity, will not have the power to issue additional certificates representing interests in the Issuing Entity, borrow money on behalf of the Issuing Entity or make loans from the assets of the Issuing Entity to any person or entity.

If the assets of the Issuing Entity are insufficient to pay the Certificateholders all principal and interest owed, holders of Subordinate Certificates will not receive all of their expected payments of interest and principal and will suffer a loss. The Issuing Entity, as a common law trust, is not eligible to be a debtor in a bankruptcy proceeding. In the event of bankruptcy of the Sponsor, the Depositor or any Originator, it is not anticipated that the Issuing Entity would become part of the bankruptcy estate or subject to the bankruptcy control of a third party.

THE TRUSTEE

U.S. Bank National Association (“U.S. Bank”) will act as the trustee under the terms of the Pooling and Servicing Agreement.  U.S. Bank is a national banking association and a wholly-owned subsidiary of U.S. Bancorp, which is currently ranked as the sixth largest bank holding company in the United States with total assets exceeding $210 billion as of March 31, 2006.  As of March 31, 2006, U.S. Bancorp served approximately 13.4 million customers, operated 2,430 branch offices in 24 states and had over 51,000 employees.  A network of specialized U.S. Bancorp offices across the nation, inside and outside its 24-state footprint, provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses, governments and institutions.

U.S. Bank has one of the largest corporate trust businesses in the country with offices in 31 U.S. cities.  The Pooling and Servicing Agreement will be administered from U.S. Bank’s corporate trust office located at 209 South LaSalle Street, Suite 300, Chicago, Illinois 60604.

U.S. Bank has provided corporate trust services since 1924.  As of March 31, 2006, U.S. Bank was acting as trustee with respect to 56,104 issuances of securities with an aggregate outstanding principal balance of approximately $1.5 trillion.  This portfolio includes corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations.

On December 30, 2005, U.S. Bank purchased the corporate trust and structured finance trust services businesses of Wachovia Corporation.  Following the closing of the acquisition, the Wachovia affiliate named as fiduciary or agent, as applicable, under each client agreement will continue in that role until U.S. Bank succeeds to that role in accordance with the terms of the governing instrument or agreement and applicable law.

As of March 31, 2006, U.S. Bank (and its affiliate U.S. Bank Trust National Association) was acting as trustee on 619 issuances of prime mortgage-backed securities with an outstanding aggregate principal balance of approximately $276,832,600,000.00.

In the event of a default by the Master Servicer under the Pooling and Servicing Agreement that has not been remedied, either the Trustee or holders of Certificates evidencing at least 25% of the voting rights will have the right to terminate the Master Servicer.  If the Master Servicer is terminated, or the Master Servicer resigns, the Trustee will become the successor Master Servicer.  However, if the Trustee is unwilling or unable to act as successor Master Servicer, it may appoint, or petition a court to appoint, a successor master servicer.

The Trustee may resign at any time, in which event the Depositor will be obligated to appoint a successor Trustee.  The Depositor may also remove the Trustee if the Trustee ceases to be eligible to continue as such under the Pooling and Servicing agreement or if the Trustee becomes incapable of acting under the Pooling and Servicing Agreement or insolvent.  The Trustee may also be removed at any time by the Certificateholders evidencing not less than 50% of the voting rights evidenced by the Certificates.  In such circumstances, the Depositor will also be obligated to appoint a successor Trustee.  Any resignation or removal of the Trustee and appointment of a successor Trustee will not become effective until acceptance of the appointment by the successor Trustee.  Any expenses associated with the resignation or removal of the Trustee and the appointment of a successor will generally be paid by the Trustee or the Depositor.

The Trustee, or any of its affiliates, in its individual or any other capacity, may become the owner or pledgee of Certificates and may transact business with other interested parties with the same rights as it would have if it were not Trustee.

The Trustee will not be liable under the Pooling and Servicing Agreement:

·

expect for the performance of such duties and obligations as are specifically set forth in the Pooling and Servicing Agreement;

·

for any action taken or omitted by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by the Pooling and Servicing Agreement; or

·

for any action taken or omitted by it in good faith in accordance with the direction of holders of Certificates evidencing at least 50% of the voting rights relating to the time, method and place of conducting any proceeding for any remedy available to such Trustee, or relating to the exercise of any trust or power conferred upon such trustee under the Pooling and Servicing Agreement.

In the absence of bad faith, the trustee may conclusively rely upon any certificates or opinions of counsel furnished to such trustee under the Pooling and Servicing Agreement.  Any such opinion of counsel will be full and complete authorization and protection in respect of any action taken or omitted to be taken by such trustee in good faith and in accordance with such opinion of counsel.  The trustee will not be deemed to have knowledge or notice of any matter, including an event of default, unless actually known to it or unless it has received written notice thereof.

The Trustee will be paid an annual fee by the Master Servicer from its Master Servicing Fee.  The Trustee will be entitled to reimbursement from the Issuing Entity for certain expenses and other amounts prior to payment of any amounts to Certificateholders.

THE MASTER SERVICER AND THE SECURITIES ADMINISTRATOR

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as Master Servicer and Securities Administrator under the Pooling and Servicing Agreement.  Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company.  A diversified financial services company with approximately $482 billion in assets, 23 million customers and 153,000 employees as of December 31, 2005, Wells Fargo & Company is a U.S. bank holding company, providing banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally.  Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services.  The Depositor, the Sponsor and the Servicers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates.  Wells Fargo Bank maintains principal corporate trust offices located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the Sponsor or an affiliate of the Sponsor and anticipates that one or more of those mortgage loans may be included as assets of the Issuing Entity.  The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

Master Servicer

Wells Fargo Bank acts as Master Servicer pursuant to the Pooling and Servicing Agreement.  The Master Servicer is responsible for the aggregation of monthly servicer reports and remittances and for the oversight of the performance of the Servicers under the terms of their respective Servicing Agreements.  In particular, the Master Servicer independently calculates monthly loan balances based on servicer data, compares its results to servicer loan-level reports and reconciles any discrepancies with the Servicers.  The Master Servicer also reviews the servicing of defaulted loans for compliance with the terms of the Pooling and Servicing Agreement. In addition, upon the occurrence of certain Servicer events of default under the terms of any Servicing Agreement, the Master Servicer may be required to enforce certain remedies on behalf of the Trust against such defaulting Servicer.  Wells Fargo Bank has been engaged in the business of master servicing since June 30, 1995.  As of March 31, 2006, Wells Fargo Bank was acting as Master Servicer for approximately 1,155 series of residential mortgage-backed securities with an aggregate outstanding principal balance of approximately $593,256,087,420.

Wells Fargo Bank serves or has served within the past two years as warehouse master servicer for various mortgage loans owned by the Sponsor or an affiliate of the Sponsor and anticipates that one or more of those mortgage loans may be included as assets of the Issuing Entity.  The terms of the warehouse master servicing agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry.

Securities Administrator

Under the terms of the Pooling and Servicing Agreement, Wells Fargo Bank also is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports.  As Securities Administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMIC and the preparation of monthly reports on Form 10-D , current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the Issuing Entity.  Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995.  As of March 31, 2006, Wells Fargo Bank was acting as securities administrator with respect to more than $829,726,924,092 of outstanding residential mortgage-backed securities.

THE SERVICERS

General

A portion of the Mortgage Loans will be serviced by JPMCB, Countrywide Servicing and GreenPoint, respectively.  No other Servicer will service more than 20% of the Mortgage Loans.  Each Servicer will initially have primary responsibility for servicing the Mortgage Loans serviced by it, including, but not limited to, all collection, advancing and loan-level reporting obligations, maintenance of escrow accounts, maintenance of insurance and enforcement of foreclosure proceedings with respect to the Mortgage Loans and related Mortgaged Properties.  Set forth below is certain information with respect to the servicing of mortgage loans by JPMCB, Countrywide Servicing and GreenPoint.

JPMorgan Chase Bank, N.A.

The information set forth in this section of the supplemental term sheet has been provided by JPMCB.

JPMCB, a national banking association,  is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York.  JPMCB is a commercial bank offering a wide range of banking services to its customers both domestically and internationally.  It is chartered, and its business is subject to examination and regulation, by the Office of the Comptroller of the Currency.  JPMCB’s main office is located in Columbus, Ohio.  It is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation.  JPMCB is an affiliate of JPMorgan Securities, Inc., the underwriter.  JPMCB is rated “RPS1”, “Strong” and “SQ1”, by Fitch, S&P and Moody’s, respectively.  JPMCB does not believe that its financial condition will have any adverse effect on its ability to service the Mortgage Loans in accordance with the terms set forth in the related Servicing Agreement.

Prior to January 1, 2005, JPMCB formed Chase Home Finance LLC (“CHF”), a wholly-owned, limited liability company.  Prior to January 1, 2005, Chase Manhattan Mortgage Corporation (“CMMC”) was engaged in the mortgage origination and servicing businesses.  On January 1, 2005, CMMC merged with and into CHF with CHF as the surviving entity.

JPMCB may perform any or all of its obligations under its servicing agreement through one or more subservicers.  JPMCB has engaged CHF as its subservicer to perform loan servicing activities for the Mortgage Loans on its behalf.  JPMCB will remain liable for its servicing duties and obligations under its servicing agreement as if JPMCB alone were servicing the Mortgage Loans.  As a result we are providing disclosure regarding CHF.  CHF (or its predecessors in interest) has serviced mortgage loans (including mortgage loans similar to the Mortgage Loans) for over fifteen years.

JPMCB is the product of numerous mergers and acquisitions.  Since the creation of the founding entities, mortgage products and loan servicing have been a part of the bank’s operations.  As JPMCB’s mortgage servicing activities have evolved over the past several decades and in the modern era, its portfolio has included prime loans (including conforming, jumbo, Alt-A and community development programs), manufactured housing loans, home equity loans and lines of credit, and subprime mortgage loan products.

Servicing operations, for “prime” quality mortgage loans are audited internally by JPMCB’s General Audit and Risk groups and  subject to external audits by various investors, master servicers and the Office of the Comptroller of the Currency.  JPMCB utilizes committees assembled on a quarterly basis to analyze compliance to Fair Debit Collections and Fair Lending legislation.  JPMCB employs a dual control process to review accounts for fee waivers and loss mitigation rejections in order to monitor compliance with internal procedures.

JPMCB as a servicer has made numerous changes to its servicing procedures during the past three years in order to improve its servicing processes and to increase efficiencies including the expansion of its customer care operational centers to Manila, Philippines and Costa Rica.

Neither JPMCB nor CHF is in default or has been terminated for cause under any servicing agreement with respect to prime mortgage loans to which it is a party.

No material litigation or governmental proceeding is pending against JPMCB or CHF or their properties that would have a material adverse effect on the Certificates.  The financial condition of JPMCB and the financial condition of CHF do not pose any material risks to their respective ability to service the mortgage loans.

JPMCB, through its subsidiary CHF, employs a collections strategy that is based on risk scoring and dialer strategy to make appropriate contact with delinquent customers.  Outbound calling is made five days a week from 9:00 a.m. Eastern time to 9:00 p.m. Pacific time, and under reduced operational hours on Saturday and Sunday.  There are special service teams to address the specific needs of Spanish-speaking customers and those impacted by natural disasters.

Attempts to assist mortgagors to re-perform under their mortgage commitments are made prior to referring loans to foreclosure.  Loss mitigation efforts are run concurrently with the migration of a loan to foreclosure and continue until the foreclosure sale is executed.   Loss mitigation solicitation efforts include outbound calling strategies, inbound dedicated loss mitigation analysis teams and targeted assistance letters.  In addition to the Chase internet site delivering applications and program overviews, High Risk Property Managers review options during site inspections and local housing association referrals.

CHF has created a legal network where home product loans are referred for bankruptcy, foreclosure, real estate owned (REO) and loss mitigation legal actions.  Attorneys are monitored for performance to action initiation requirements, adherence to the timeline set forth by the state or federal jurisdictions and within the boundaries of the mortgage insurer or investor.  Status is monitored between operational teams for managing bankruptcy case filings, loss mitigation programs and transfers to REO status.  Performance to these timelines is periodically monitored to increase loss mitigation opportunities, billing accuracy, managing data security, and to effectively manage any initiated legal action.

Under the terms of the related Servicing Agreement, the Servicer may agree to modification upon the request of the mortgager provided the modification is in lieu of a refinancing and the servicer purchases the related mortgage loan for a price equal to the outstanding principal balance of the Mortgage Loan.

Under the terms of the related Servicing Agreement, the Servicer generally will not be liable for any losses on the Mortgage Loans.

The Servicer is required to make advances of delinquent monthly payments of interest and principal to the extent described in this Supplemental term sheet.  See “—Advances” below.  The Servicer has not failed to make a required advance in connection with any mortgage-backed securitization.

Chase Home Finance LLC.  Because JPMCB does not itself perform the servicing function on mortgage loans as to which it owns the servicing rights, JPMCB does not have meaningful historical servicing data with respect to delinquencies, foreclosures or losses.  Therefore, JPMCB is providing below information relating to the portfolio of “prime” mortgage loans (exclusive of FHA and VA loans) secured by one- to four-family residential properties which were originated by or for JPMCB or its affiliates and which are serviced or subserviced by CHF (exclusive of any such mortgage loans as to which there exists either (i) a subservicing arrangement with a third party that is not an affiliate of JPMCB or (ii) a master servicing arrangement).

Aggregate Prime Servicing Portfolio (Exclusive of FHA and VA loans

Principal Balance as of (Billions):
March 31,
2006

$413.3

Aggregate Prime Servicing Portfolio (Exclusive of FHA and VA loans)

Principal Balance as of (Billions):
December 31,
2005	2004	2003

$402.6	$372.6	$333.3

Aggregate Prime Servicing Portfolio (Exclusive of FHA and VA loans)

By Number of Loans as of (Millions):
March 31,
2006

2.678

Aggregate Prime Servicing  Portfolio (Exclusive of FHA and VA loans)

By Number of Loans as of (Millions):
December 31,
2005	2004	2003

2.643	2.598	2.410

Collection Procedures.  CHF employs a variety of collection techniques during the various stages of delinquency.  The primary purpose of all collection efforts performed by CHF is to bring a delinquent mortgage loan current in as short a time as possible.  Phone calls are used as the principal form of contacting a mortgagor.  CHF utilizes a combination of predictive and preview dealer strategies to maximize the results of collection calling activity.  Prior to initiating foreclosure proceedings, CHF makes every reasonable effort to determine the reason for the default, whether the delinquency is a temporary or permanent condition, and the mortgagor’s attitude toward the obligation.  CHF will take action to foreclose a mortgage only once every reasonable effort to cure the default has been made and a projection of the ultimate gain or loss on REO sale is determined.  In accordance with accepted servicing practices, foreclosures are processed within individual state guidelines and in accordance with the provisions of the applicable mortgage and applicable state law.

JPMCB will service Mortgage Loans substantially in accordance with the procedures set forth under “Servicing of the Mortgage Loans” below.

Countrywide Home Loans Servicing LP

The information set forth in this section of the supplemental term sheet has been provided by Countrywide Home Loans Servicing LP.

The principal executive offices of Countrywide Home Loans Servicing LP (“Countrywide Servicing”) are located at 7105 Corporate Drive, Plano, Texas 75024. Countrywide Servicing is a Texas limited partnership directly owned by Countrywide GP, Inc. and Countrywide LP, Inc., each a Nevada corporation and a direct wholly owned subsidiary of Countrywide Home Loans. Countrywide GP, Inc. owns a 0.1% interest in Countrywide Servicing and is the general partner. Countrywide LP, Inc. owns a 99.9% interest in Countrywide Servicing and is a limited partner.

Countrywide Home Loans established Countrywide Servicing in February 2000 to service mortgage loans originated by Countrywide Home Loans that would otherwise have been serviced by Countrywide Home Loans. In January and February, 2001, Countrywide Home Loans transferred to Countrywide Servicing all of its rights and obligations relating to mortgage loans serviced on behalf of Freddie Mac and Fannie Mae, respectively. In October 2001, Countrywide Home Loans transferred to Countrywide Servicing all of its rights and obligations relating to the bulk of its non-agency loan servicing portfolio (other than the servicing of home equity lines of credit), including with respect to those mortgage loans (other than home equity lines of credit) formerly serviced by Countrywide Home Loans and securitized by certain of its affiliates. While Countrywide Home Loans expects to continue to directly service a portion of its loan portfolio, it is expected that the servicing rights for most newly originated Countrywide Home Loans mortgage loans will be transferred to Countrywide Servicing upon sale or securitization of the related mortgage loans. Countrywide Servicing is engaged in the business of servicing mortgage loans and will not originate or acquire loans, an activity that will continue to be performed by Countrywide Home Loans. In addition to acquiring mortgage servicing rights from Countrywide Home Loans, it is expected that Countrywide Servicing will service mortgage loans for non-Countrywide Home Loans affiliated parties as well as subservice mortgage loans on behalf of other master servicers.

In connection with the establishment of Countrywide Servicing, certain employees of Countrywide Home Loans became employees of Countrywide Servicing. Countrywide Servicing has engaged Countrywide Home Loans as a subservicer to perform certain loan servicing activities on its behalf.

Countrywide Servicing is an approved mortgage loan servicer for Fannie Mae, Freddie Mac, Ginnie Mae, HUD and VA and is licensed to service mortgage loans in each state where a license is required. Its loan servicing activities are guaranteed by Countrywide Financial and/or Countrywide Home Loans when required by the owner of the mortgage loans.

Countrywide Home Loans

Countrywide Home Loans is a New York corporation and a direct wholly owned subsidiary of Countrywide Financial Corporation, a Delaware corporation (“Countrywide Financial”). The principal executive offices of Countrywide Home Loans are located at 4500 Park Granada, Calabasas, California 91302. Countrywide Home Loans is engaged primarily in the mortgage banking business, and as part of that business, originates, purchases, sells and services mortgage loans. Countrywide Home Loans originates mortgage loans through a retail branch system and through mortgage loan brokers and correspondents nationwide. Mortgage loans originated by Countrywide Home Loans are principally first-lien, fixed or adjustable rate mortgage loans secured by single-family residences.

Except as otherwise indicated, reference in the remainder of this supplemental term sheet to “Countrywide Home Loans” should be read to include Countrywide Home Loans and its consolidated subsidiaries, including Countrywide Servicing.  Countrywide Home Loans services substantially all of the mortgage loans it originates or acquires. In addition, Countrywide Home Loans has purchased in bulk the rights to service mortgage loans originated by other lenders. Countrywide Home Loans has in the past and may in the future sell to mortgage bankers and other institutions a portion of its portfolio of loan servicing rights. As of December 31, 2002, December 31, 2003, December 31, 2004, December 31, 2005 and March 31, 2006, Countrywide Home Loans provided servicing for mortgage loans with an aggregate principal balance of approximately $452.405 billion, $644.855 billion, $838.322 billion, $1,111.090 billion and $1,152.651 billion, respectively, substantially all of which were being serviced for unaffiliated persons.

Mortgage Loan Production

The following table sets forth, by number and dollar amount of mortgage loans, Countrywide Home Loans’ residential mortgage loan production for the periods indicated.

	Consolidated Mortgage Loan Production
	Ten Months Ended December 31,	Years Ended December 31, _______________________________________________________				Three Months Ended March 31,

	2001	2002	2003	2004	2005	2006
	(Dollars in millions, except average loan amount)
Conventional Conforming Loans Number of Loans	504,975	999,448	1,517,743	846,395	809,630	164,665
Volume of Loans	$76,432	$150,110	$235,868	$138,845	$167,675	$32,068
Percent of Total Dollar Volume	61.7%	59.6%	54.2%	38.2%	34.1%	31.0%
Conventional Non-conforming Loans Number of Loans	137,593	277,626	554,571	509,711	826,178	155,746
Volume of Loans	$22,209	$61,627	$136,664	$140,580	$225,217	$48,204
Percent of Total Dollar Volume	17.9%	24.5%	31.4%	38.7%	45.9%	46.6%
FHA/VA Loans Number of Loans	118,734	157,626	196,063	105,562	80,528	20,487
Volume of Loans	$14,109	$19,093	$24,402	$13,247	$10,712	$2,878
Percent of Total Dollar Volume	11.4%	7.6%	5.6%	3.6%	2.2%	2.8%
Prime Home Equity Loans Number of Loans	164,503	316,049	453,817	587,046	683,887	165,076
Volume of Loans	$5,639	$11,650	$18,103	$30,893	$42,706	$11,063
Percent of Total Dollar Volume	4.5%	4.6%	4.2%	8.5%	8.7%	10.7%
Nonprime Mortgage Loans Number of Loans	43,359	63,195	124,205	250,030	278,112	59,226
Volume of Loans	$5,580	$9,421	$19,827	$39,441	$44,637	$9,205
Percent of Total Dollar Volume	4.5%	3.7%	4.6%	11.0%	9.1%	8.9%
Total Loans Number of Loans	969,164	1,813,944	2,846,399	2,298,744	2,678,335	565,200
Volume of Loans	$123,969	$251,901	$434,864	$363,006	$490,947	$103,418
Average Loan Amount	$128,000	$139,000	$153,000	$158,000	$183,000	$183,000
Non-Purchase Transactions(1)	63%	66%	72%	51%	53%	55%
Adjustable-Rate Loans(1)	12%	14%	21%	52%	52%	50%

(1)

Percentage of total mortgage loan production (excluding commercial real estate loans) based on dollar volume.

Loan Servicing

Countrywide Servicing has established standard policies for the servicing and collection of mortgages. Servicing includes, but is not limited to:

(a)

collecting, aggregating and remitting mortgage loan payments;

(b)

accounting for principal and interest;

(c)

holding escrow (impound) funds for payment of taxes and insurance;

(d)

making inspections as required of the mortgaged properties;

(e)

preparation of tax related information in connection with the mortgage loans;

(f)

supervision of delinquent mortgage loans;

(g)

loss mitigation efforts;

(h)

foreclosure proceedings and, if applicable, the disposition of mortgaged properties; and

(i)

generally administering the mortgage loans, for which it receives servicing fees.

Billing statements with respect to mortgage loans are mailed monthly by Countrywide Servicing. The statement details all debits and credits and specifies the payment due. Notice of changes in the applicable loan rate are provided by Countrywide Servicing to the mortgagor with these statements.

Collection Procedures

When a mortgagor fails to make a payment on a mortgage loan, Countrywide Servicing attempts to cause the deficiency to be cured by corresponding with the mortgagor. In most cases, deficiencies are cured promptly. Pursuant to Countrywide Servicing’s servicing procedures, Countrywide Servicing generally mails to the mortgagor a notice of intent to foreclose after the loan becomes 61 days past due (three payments due but not received) and, generally within 59 days thereafter, if the loan remains delinquent, institutes appropriate legal action to foreclose on the mortgaged property. Foreclosure proceedings may be terminated if the delinquency is cured. Mortgage loans to borrowers in bankruptcy proceedings may be restructured in accordance with law and with a view to maximizing recovery of the loans, including any deficiencies.

Once foreclosure is initiated by Countrywide Servicing, a foreclosure tracking system is used to monitor the progress of the proceedings. The system includes state specific parameters to monitor whether proceedings are progressing within the time frame typical for the state in which the mortgaged property is located. During the foreclosure proceeding, Countrywide Servicing determines the amount of the foreclosure bid and whether to liquidate the mortgage loan.

If foreclosed, the mortgaged property is sold at a public or private sale and may be purchased by Countrywide Servicing. After foreclosure, Countrywide Servicing may liquidate the mortgaged property and charge-off the loan balance which was not recovered through liquidation proceeds.

Servicing and charge-off policies and collection practices with respect to mortgage loans may change over time in accordance with, among other things, Countrywide Servicing’s business judgment, changes in the servicing portfolio and applicable laws and regulations.

GreenPoint Mortgage Funding, Inc.

The information set forth in this section of the supplemental term sheet has been provided by GreenPoint Mortgage Funding, Inc.

GreenPoint is an indirect, wholly-owned subsidiary of North Fork.  North Fork’s other subsidiaries include North Fork Bank, a New York commercial bank.  North Fork is listed on the NYSE under the symbol “NFB”. GreenPoint was formerly an indirect wholly-owned subsidiary of GreenPoint Financial Corp., which was acquired by North Fork in October 2004.  On March 12, 2006, North Fork and Capital One announced that they signed a definitive agreement in which Capital One will acquire North Fork.  The transaction is subject to all required regulatory approvals, approval by the shareholders of both companies and other customary conditions.

GreenPoint is engaged in the mortgage banking business, and as part of that business, originates, acquires, sells and services mortgage loans.  GreenPoint originates loans primarily through its wholesale division, which works with a nationwide network of independent mortgage brokers, each of which must be approved by GreenPoint.  GreenPoint also originates loans through its retail and correspondent lending divisions.  Mortgage loans originated by GreenPoint are secured primarily by one-to-four family residences.  GreenPoint’s executive offices are located at 100 Wood Hollow Drive, Novato, California, 94945.

GreenPoint has been servicing residential mortgage loans since its formation in October 1999 when it acquired the assets and liabilities of Headlands Mortgage Company.  GreenPoint is an approved mortgage loan servicer for Fannie Mae and Freddie Mac and is licensed to service mortgage loans in each state where a license is required based on the conduct of its servicing business.  In its capacity as servicer, GreenPoint will be responsible for servicing the mortgage loans in accordance with the terms set forth in the applicable servicing agreement.

GreenPoint sells substantially all of the mortgage loans it originates or acquires.  In connection with such sales, GreenPoint sometimes continues to service the loans it sells, and sometimes transfers the servicing to loan purchasers.  The relative proportions in which GreenPoint sells and transfers servicing for loans vary to a significant degree depending on a number of factors, including market conditions.  As of December 31, 2005, December 31, 2004 and December 31, 2003, GreenPoint provided servicing for mortgage loans with an aggregate principal balance of approximately $50 billion, $42.6 billion and $31.9 billion, respectively, of which approximately 66.6%, 65.6% and 62.1%, respectively, are being serviced for unaffiliated persons.

GreenPoint has established standard policies for the servicing of mortgages. Servicing includes, but is not limited to:  (i) collecting, aggregating and remitting mortgage loan payments; (ii) accounting for principal and interest; (iii) holding escrow funds for future payment of taxes and insurance; (iv) making inspections as required of the mortgaged properties; (v) preparation of tax related information in connection with mortgage loans; (vi) management of delinquent mortgage loans (including mortgage loans of borrowers who have declared bankruptcy); (vii) loss mitigation efforts; (viii) foreclosure proceedings and, if applicable, the disposition of mortgaged properties; and (ix) generally administering mortgage loans, for which it receives servicing fees.

GreenPoint mails billing statements monthly with respect to mortgage loans. The statement includes payment details and payment application information and specifies the next payment due.  GreenPoint monitors adjustable rate mortgage loans to capture changes to the applicable index.  GreenPoint processes all rate changes and sends written notification to affected borrowers prior to the effective payment date.

When a borrower fails to make a payment on a mortgage loan, GreenPoint attempts to cure the default by contacting the borrower by phone. In most cases, defaults are cured promptly. Pursuant to GreenPoint’s servicing procedures, GreenPoint generally mails to the borrower a notice of intent to foreclose after the loan becomes 45 days past due (two payments due but not received) and, generally within 45 days thereafter, if the loan remains delinquent, institutes appropriate legal action to foreclose on the mortgaged property.  Foreclosure proceedings are terminated if the delinquency is cured.  Mortgage loans to borrowers who declare bankruptcy may be restructured by bankruptcy courts in accordance with law and with a view to maximizing recovery of the loans.

Once foreclosure is initiated by GreenPoint, a foreclosure tracking system is used to monitor the progress of the proceedings. The system includes state specific parameters to monitor whether proceedings are progressing within the time frame typical for the state in which the mortgaged property is located. During the foreclosure proceeding, GreenPoint determines the amount of the foreclosure bid and whether to liquidate the mortgage loan.

If foreclosed, the mortgaged property is sold at a public sale and may be purchased by GreenPoint.  After foreclosure, GreenPoint may liquidate the mortgaged property and charge-off any balance which was not recovered through liquidation proceeds.

Servicing administration, collection practices and charge-off policies with respect to mortgage loans are generally consistent with industry practices, but may change over time in accordance with, among other things, GreenPoint’s business judgment, servicing requirements, changes in the servicing portfolio and applicable laws and regulations.

Foreclosure and Delinquency Experience

Historically, a variety of factors, including the appreciation of real estate values, have limited GreenPoint’s loss and delinquency experience on its portfolio of serviced mortgage loans.  There can be no assurance that factors beyond the control of GreenPoint, such as national or local economic conditions or downturns in the real estate markets of its lending areas, will not result in increased rates of delinquencies and foreclosure losses in the future.

A general deterioration of the real estate market in regions where the mortgaged properties are located may result in increases in delinquencies of loans secured by real estate, slower absorption rates of real estate into the market and lower sales prices for real estate.  A general weakening of the economy may result in decreases in the financial strength of borrowers and decreases in the value of collateral serving as security for loans.  If the real estate market and economy were to decline, GreenPoint may experience an increase in delinquencies on the loans it services and higher net losses on liquidated loans.

The following table summarizes the delinquency experience for all the mortgage loans originated and serviced by GreenPoint.  The data presented in the following table is for illustrative purposes only, and there is no assurance that the delinquency experience of the mortgage loans included in the trust will be similar to that set forth below.

GreenPoint Mortgage Funding, Inc.
Overall Mortgage Portfolio Delinquency and Foreclosure Experience
(dollars in thousands)

	At December 31,						At March 31,
	2003		2004		2005		2006
	Number of Loans	Percent of Servicing Portfolio	Number of Loans	Percent of Servicing Portfolio	Number of Loans	Percent of Servicing Portfolio	Number of Loans	Percent of Servicing Portfolio
Total Portfolio*	212,711	6.20%	286,698	3.41%	289,304	3.74%	281,407	3.00%

Period of Delinquency
30-59 days	6,381	3.00%	4,931	1.72%	6,065	2.10%	4,400	1.56%
60-89 days	2,056	0.97%	1,333	0.46%	1,626	0.56%	1,138	0.40%
90 days or more	1,922	0.90%	1,799	0.63%	2,138	0.74%	1,742	0.62%

Total Delinquencies (excluding Foreclosures)**	10,359	4.87%	8,063	2.81%	9,829	3.40%	7,280	2.59%

Foreclosures Pending	2,831	1.33%	1,709	0.60%	988	0.34%	1,156	0.41%

* The total number of loans in the portfolio has been reduced by the number of loans for which a servicing released sale is pending or loans which have been foreclosed.
** Percentages may not total properly due to rounding.

THE COUNTERPARTY

On the Closing Date, the Issuing Entity may enter into the Yield Maintenance Agreement with the Counterparty.  Moody’s currently rates the Counterparty’s long-term certificates of deposit as “AA2” and short-term certificates of deposit as “P-1.” S&P rates the Counterparty’s long-term certificates of deposit as “AA-“ and its short-term certificates of deposit as “A-1+.” Moody’s rates the long-term certificates of deposit of the Counterparty as “AA-” and its short-term certificates of deposit as “F1+.”

AFFILIATES AND RELATED TRANSACTIONS

The Sponsor is a wholly owned subsidiary of JPMCB and an affiliate of the Depositor, the Underwriter and the Counterparty, if any. JPMCB is an Originator and a Servicer of the Mortgage Loans, the Custodian for the mortgage files and, if applicable, the Counterparty under the Yield Maintenance Agreement. There is not currently and there was not during the past two years any material business relationship, arrangement or other understanding between any of the Sponsor, the Depositor, JPMSI or JPMCB that was entered into outside the ordinary course of business of each such party or on terms other than would be obtained in an arm’s length transaction with unaffiliated entities.

SERVICING OF THE MORTGAGE LOANS

Servicing and Collection Procedures

Servicing functions to be performed by each Servicer under the related Servicing Agreement include collection and remittance of principal and interest payments, administration of mortgage escrow accounts, collection of certain insurance claims and, if necessary, foreclosure.  Each Servicer may contract with subservicers to perform some or all of such Servicer’s servicing duties, but the Servicer will not thereby be released from its obligations under the related Servicing Agreement.  When used herein with respect to servicing obligations, the term Servicer includes a subservicer.

Each Servicer will make reasonable efforts to collect all payments called for under the Mortgage Loans and will, consistent with the related Servicing Agreement and any primary mortgage insurance policy, follow such collection procedures as are customary with respect to mortgage loans that are comparable to the Mortgage Loans.  Consistent with the above, such Servicer may, in its discretion, (i) waive any assumption fee, late payment or other charge in connection with a Mortgage Loan and (ii) to the extent not inconsistent with the coverage of such Mortgage Loan by a primary mortgage insurance policy, arrange with a mortgagor a schedule for the liquidation of delinquencies.  The Depositor’s prior approval or consent may be required for certain servicing activities such as modification of the terms of any Mortgage Loan and the sale of any defaulted Mortgage Loan or REO Property.

Pursuant to the related Servicing Agreement, each Servicer will deposit collections on the Mortgage Loans into the Custodial Account established by it.  Each Custodial Account is required to be kept segregated from operating accounts of the related Servicer and to meet the eligibility criteria set forth in the related Servicing Agreement.  If permitted under the related Servicing Agreement, amounts on deposit in the related Custodial Account may be invested in certain permitted investments described therein.  Any losses resulting from such investments are required to be reimbursed to such Custodial Account by the related Servicer out of its own funds.

On or before the Closing Date, the Securities Administrator, on behalf of the Trustee, will establish the Distribution Account into which each Servicer will remit all amounts required to be deposited therein pursuant to the related Servicing Agreement (net of such Servicer’s servicing compensation) on each Servicer Remittance Date.  On or prior to the date specified in the related Servicing Agreement, each Servicer will furnish to the Master Servicer information with respect to loan level remittance data for such month’s remittance.

Accounts

On or prior to the Closing Date, each Servicer will establish and maintain or cause to be established and maintained a Custodial Account.  On or prior to the Closing Date, the Securities Administrator will establish the Distribution Account.  As further compensation, if permitted under the related Servicing Agreement, funds credited to the Custodial Account established by a Servicer may be invested at the discretion of such Servicer for its own benefit in permitted investments.  Amounts on deposit in the Distribution Account may be invested at the discretion of the Securities Administrator for the benefit of the Master Servicer in permitted investments.  The following table sets forth certain information with respect to the accounts of the Issuing Entity.

Account	Responsible Party	Party Entitled to Investment Income
Custodial Accounts	The related Servicer will be responsible for maintaining the Custodial Account of such Servicer.	The related Servicer will be entitled to any investment income on amounts in deposit in its Custodial Account.
Distribution Account	The Securities Administrator will be responsible for maintaining the Distribution Account.

The Master Servicer may be entitled to a portion of the investment income on amounts in deposit in the Distribution Account.  The Underwriter may be entitled to the remainder, if any, of such investment income.

Flow of Funds

On the 18th day of each month (or, if such 18th day is not a Business Day, on the immediately preceding Business Day), each Servicer will remit all amounts on deposit in the related Custodial Account to the Distribution Account.  On each Distribution Date, to the extent of the Available Distribution Amount for each Mortgage Pool on deposit in the Distribution Account, the Securities Administrator, on behalf of the Trustee, will make distributions to the related Certificateholders.  The following table sets forth the flow of funds from collections of payments on the Mortgage Loans, the deposit of such funds into the accounts and the payments of such funds to the Certificateholders.

Period/Event	Dates	Flow of Funds
Due Period	The period beginning on the second day of a calendar month and ending on the first day of the succeeding calendar month.

Each Servicer shall hold in the related Custodial Account all scheduled installments of interest (net of the Servicing Fees) and principal collected on the Mortgage Loans, together with any Monthly Advances in respect thereof.

Prepayment Period	The calendar month immediately preceding the Distribution Date.

Each Servicer shall hold in the related Custodial Account all partial or full prepayments of principal and certain other unscheduled payments of principal, together with any accrued interest thereon on the Mortgage Loans during such period plus any amounts required to be paid by that Servicer in respect of Prepayment Interest Shortfalls on such Mortgage Loans.

Servicer Remittance Date	The 18th day of each calendar month (or, if the 18th is not a Business Day, on the immediately preceding Business Day).

On the Servicer Remittance Date, each Servicer will remit to the Distribution Account, scheduled payments received on the Mortgage Loans serviced by it due during the related Due Period and any Monthly Advances in respect thereof, prepayments received on the Mortgage Loans serviced by it during the related Prepayment Period and certain other unscheduled amounts required to be remitted by such Servicer in accordance with the applicable Servicing Agreement.

Distribution Date	The 25th day of each month, or if such day is not a Business Day, on the first Business Day thereafter.

On each Distribution Date, the Securities Administrator will remit amounts on deposit in the Distribution Account to Certificateholders in accordance with the priority of distributions set forth herein.

Compensating Interest to be Paid by the Servicers in Connection with Certain Prepaid Mortgage Loans

When a borrower prepays a Mortgage Loan between Due Dates, the borrower is required to pay interest on the amount prepaid only to the date of prepayment and not thereafter.  Principal prepayments by borrowers received by a Servicer during the related Prepayment Period for a Distribution Date will be distributed to Certificateholders on the related Distribution Date.  Thus, less than one month’s interest may have been collected on Mortgage Loans that have been prepaid with respect to any Distribution Date.  Pursuant to each Servicing Agreement, the related Servicer will be required to make payments in respect of Prepayment Interest Shortfalls from its own funds with respect to Mortgage Loans serviced by such Servicer.

The respective obligations of the Servicers to make payments in respect of Prepayment Interest Shortfalls for any month shall be limited to their respective aggregate Servicing Fees for that month.  The Master Servicer is obligated to reduce a portion of its Master Servicing Fee for the related Distribution Date to the extent necessary to fund any Prepayment Interest Shortfalls required to be paid but not paid by the Servicers, but such obligation is limited to its aggregate Master Servicing Fee for that month.  The amount of interest available to be paid to Certificateholders will be reduced by any uncompensated Prepayment Interest Shortfalls.

Advances

Subject to the limitations described in the following paragraph, each Servicer will be required to advance prior to each Servicer Remittance Date, from its own funds, or funds in its Custodial Account that are not otherwise required to be remitted to the Distribution Account for that Distribution Date, with respect to those Mortgage Loans serviced by it, Monthly Advances.  The Master Servicer will be obligated to make any required Monthly Advance if a Servicer fails in its obligation to do so, to the extent provided in the Pooling and the Servicing Agreement and the related Servicing Agreement.

Monthly Advances are intended to maintain a regular flow of scheduled interest and principal payments on the Certificates rather than to guarantee or insure against losses.  Each Servicer is obligated to make Monthly Advances with respect to delinquent payments of interest and principal on each Mortgage Loan serviced by it, to the extent that such Monthly Advances are, in its good faith judgment or reasonable determination, recoverable from future payments and collections or insurance payments or proceeds of liquidation of the Mortgage Loans.  If a Servicer fails to make a Monthly Advance as required under the related Servicing Agreement, the Master Servicer will be required to make, or shall cause the successor servicer to make, a Monthly Advance in accordance with the terms of the Pooling and Servicing Agreement; provided, however, that in no event will the Master Servicer be required to make a Monthly Advance that is not, in its reasonable judgment, recoverable from future payments and collections or insurance payments or proceeds of liquidation of the Mortgage Loans.  If a Servicer determines on any Determination Date to make a Monthly Advance, such Monthly Advance will be included with the payment to Certificateholders on the related Distribution Date.  Any failure by the Master Servicer to make a Monthly Advance as required under the Pooling and Servicing Agreement will constitute a Master Servicer Default thereunder, in which case the Trustee or the successor master servicer will be obligated to make such Monthly Advance.

Compliance with Applicable Servicing Criteria and Servicer Attestation

The Pooling and Servicing Agreement provides that on or before a specified date in each year for which the Depositor is required to file a 10-K, each party participating in the servicing function of the Issuing Entity provide a report to the Securities Administrator and the Trustee on an assessment of compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to such party.  A firm of independent public accountants will be required to furnish to the Securities Administrator and the Trustee, an attestation report compliant with Item 1122 of Regulation AB on such party’s assessment of compliance with the applicable servicing criteria as an exhibit.

The Pooling and Servicing Agreement also provides for delivery to the Trustee, the Depositor and the Master Servicer, on or before a specified date in each year for which the Depositor is required to file a 10-K, of an annual officer’s certificate to the effect that the Securities Administrator has fulfilled its obligations under the Pooling and Servicing agreement throughout the preceding year.

The related Servicing Agreement provides for delivery to the Trustee, the Depositor, the Master Servicer and the Securities Administrator, on or before a specified date in each year, of an annual officer’s certificate to the effect that the related Servicer has fulfilled its obligations under the related Servicing Agreement throughout the preceding year and the Item 1122 assessment of compliance and accountants attestation.

Master Servicer Default; Servicer Default

Events of default by the Master Servicer under the Pooling and Servicing Agreement include (i) any failure by the Master Servicer to make a Monthly Advance as required under the Pooling and Servicing Agreement, unless cured as specified therein; (ii) any failure by the Master Servicer duly to observe or perform in any material respect any of its other covenants or agreements in the Pooling and Servicing Agreement which continues unremedied for a specified period after the giving of written notice of such failure to the Master Servicer; and (iii) certain events of insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding and certain actions by on or behalf of the Master Servicer indicating its insolvency, reorganization or inability to pay its obligations.

If the Master Servicer is in default in its obligations under the Pooling and Servicing Agreement, the Trustee may, and must if directed to do so by Certificateholders having more than 50% of the Class Principal Amount applicable to each class of Certificates affected thereby, terminate the Master Servicer and either appoint a successor Master Servicer in accordance with the Pooling and Servicing Agreement or succeed to the responsibilities of the Master Servicer.

Events of default under the Servicing Agreements include, among other things, (i) any failure of the Servicers to remit to the Distribution Account any required payment which continues unremedied for a specified period; (ii) any failure by the Servicers duly to observe or perform in any material respect any of the covenants or agreements in the related Servicing Agreement which continues unremedied for a specified period after the giving of written notice of such failure to the related Servicer; and (iii) certain events of insolvency and certain actions by or on behalf of the Servicers indicating their insolvency, reorganization or inability to pay their obligations.

In the event of a default by a Servicer under its Servicing Agreement, the Master Servicer will have the right to remove that Servicer and will exercise that right if it considers such removal to be in the best interest of the Certificateholders.  In the event that the Master Servicer removes a Servicer, the Master Servicer will, in accordance with the Pooling and Servicing Agreement, act as successor servicer under the related Servicing Agreement or will appoint a successor servicer reasonably acceptable to the Depositor and the Trustee.  In connection with the removal of a Servicer, the Master Servicer will be entitled to be reimbursed from the assets of the Issuing Entity for all of its reasonable costs associated with the termination of such Servicer and the transfer of servicing to a successor servicer.

Resignation of Servicers; Assignment and Merger

No Servicer, other than JPMCB, may resign from its obligations and duties under its Servicing Agreement or assign or transfer its rights, duties or obligations except (i) upon a determination that its duties thereunder are no longer permissible under applicable law and such incapacity cannot be cured by such Servicer, or (ii) with the approval of the Master Servicer and the Trustee, which approval may not be unreasonably withheld.  JPMCB may assign or transfer its rights, duties or obligations under its Servicing Agreement; provided that any such assignment or transfer shall not result in a reduction or withdrawal of then-current ratings of the Certificates and such successor servicer meets the qualifications of a successor servicer as set forth in the related Servicing Agreement.  No such resignation will become effective until a successor servicer has assumed the related Servicer’s obligations and duties under such Servicing Agreement.

Any person into which a Servicer may be merged or consolidated, any person resulting from any merger or consolidation which a Servicer is a party, any person succeeding to the business of a Servicer or any person to whom a Servicer assigns or transfers its duties and obligations, will be the successor of such Servicer under the related Servicing Agreement.

FEES AND EXPENSES OF THE ISSUING ENTITY

The expense fees for the Mortgage Loans are payable out of the interest payments on each Mortgage Loan.  The expense fees consist of the Servicing Fee, the portion of any Master Servicing Fee comprised of a percentage each month of the then-outstanding principal balance of the Mortgage Loans and any lender paid mortgage guaranty insurance premiums, if applicable.

The Servicers are also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges and, if applicable, all reinvestment income earned on amounts on deposit in the related Custodial Accounts.

The Master Servicer will be entitled to retain the Master Servicing Fee in connection with the performance of its obligations under the Pooling and Servicing Agreement.  The Master Servicer and the Securities Administrator will be entitled to reimbursement from the Issuing Entity for certain expenses and other amounts prior to payments to Certificateholders.

The following table sets forth certain information with respect to the fees payable to the Servicers, the Master Servicer, the Trustee and the Securities Administrator in respect of the performance of their obligations to the Issuing Entity.

Party	Fee Payable	Amount/ Description of Fee	Priority/ Source of Payment
Servicers	Monthly

With respect to each Servicer and each Mortgage Loan serviced by it, an amount equal to 1/12 of the product of (1) the principal balance of such Mortgage Loans as of the first day of the related Due Period and (2) the Servicing Fee Rate with respect to such Mortgage Loan.

Each Servicer will withdraw their aggregate Servicing Fee from interest actually collected on each Mortgage Loan serviced by it or as otherwise provided in the Servicing Agreements, prior to such amounts being available to make payments on the Certificates.

Master Servicer	Monthly

The Master Servicer may be entitled to a portion of the investment earnings on amounts on deposit in the Distribution Account and may be entitled to a monthly fee equal to a percentage of the then-outstanding principal balance of the Mortgage Loans.

On each Distribution Date, the Master Servicer may retain the Master Servicing Fee prior to distributions to Certificateholders.
Trustee	As determined by the Master Servicer and the Trustee.	The fees of the trustee will be determined by agreement among the Master Servicer and the Trustee.	The fees of the Trustee will be paid by the Master Servicer from the Master Servicing Fee.
Securities Administrator	As determined by the Master Servicer and the Securities Administrator.	The fees of the Securities Administrator will be determined by agreement among the Master Servicer and the Securities Administrator.	The fees of the Securities Administrator will be paid by the Master Servicer from the Master Servicing Fee.

YIELD, PREPAYMENT AND WEIGHTED AVERAGE LIFE

Yield Considerations

The yields to maturity (or to early termination) of the Certificates will be affected by the rate of principal payments (including prepayments, which may include amounts received by virtue of purchase, condemnation, insurance or foreclosure) on the Mortgage Loans.  Yields will also be affected by the amount and timing of borrower delinquencies and defaults resulting in Realized Losses, the purchase price for the Certificates and other factors.

Principal prepayments may be influenced by a variety of economic, geographic, demographic, social, tax, legal and other factors.  A portion of the Mortgage Loans may be voluntarily prepaid in full or in part without the payment of any penalty or premium.  In general, if prevailing interest rates fall below the interest rates on the Mortgage Loans, the Mortgage Loans are likely to be subject to higher prepayments than if prevailing rates remain at or above the interest rates on the Mortgage Loans.  Conversely, if prevailing interest rates rise above the interest rates on the Mortgage Loans, the rate of prepayment would be expected to decrease.  Other factors affecting prepayment of the Mortgage Loans include such factors as changes in borrowers’ housing needs, job transfers, unemployment, borrowers’ net equity in the mortgaged properties, changes in the value of the mortgaged properties, mortgage market interest rates and servicing decisions.  The Mortgage Loans generally have due-on-sale clauses.

The rate of principal payments on the Mortgage Loans will also be affected by the amortization schedules of the Mortgage Loans, the rate and timing of prepayments thereon, liquidations of defaulted Mortgage Loans and purchases of Mortgage Loans due to certain breaches of representations and warranties or defective documentation.  The timing of changes in the rate of prepayments, liquidations and purchases of the Mortgage Loans may, and the timing of Realized Losses will, significantly affect the yield to an investor, even if the average rate of principal payments experienced over time is consistent with an investor’s expectation.  Because the rate and timing of principal payments on the Mortgage Loans will depend on future events and on a variety of factors, no assurance can be given as to such rate or the timing of principal payments on the Certificates.  In general, the earlier a prepayment of principal of the Mortgage Loans, the greater the effect on an investor’s yield.  The effect on an investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the certificates may not be offset by a subsequent like decrease (or increase) in the rate of principal payments.

From time to time, areas of the United States may be affected by flooding, severe storms, hurricanes, landslides, wildfires, earthquakes or other natural disasters.  The Originator or the Seller will represent and warrant that, as of the Closing Date, each Mortgaged Property was free of material damage.  In the event of an uncured breach of this representation and warranty that materially and adversely affects the interests of Certificateholders, the Originator or the Seller, as applicable, will be required to repurchase the affected Mortgage Loan or substitute another mortgage loan therefor.  If any damage caused by flooding, storms, wildfires, landslides or earthquakes (or other cause) occurs after the Closing Date, the Originator or the Seller, as applicable, will not have any repurchase obligation.  In addition, the standard hazard policies covering the Mortgaged Properties generally do not cover damage caused by earthquakes, flooding and landslides, and earthquake, flood or landslide insurance may not have been obtained with respect to such Mortgaged Properties.  As a consequence, Realized Losses could result.  To the extent that the insurance proceeds received with respect to any damaged Mortgaged Properties are not applied to the restoration thereof, the proceeds will be used to prepay the Mortgage Loans in whole or in part.  Any purchases or repayments of the Mortgage Loans may reduce the weighted average lives of the Certificates and will reduce the yields on the Certificates to the extent they are purchased at a premium.

Prepayments, liquidations and purchases of the Mortgage Loans will result in distributions to Certificateholders of principal amounts that would otherwise be distributed over the remaining terms of such Mortgage Loans.  The rate of defaults on the Mortgage Loans will also affect the rate and timing of principal payments on the Mortgage Loans.  In general, defaults on Mortgage Loans are expected to occur with greater frequency in their early years.

The yields on the Certificates may also be adversely affected by Net Prepayment Interest Shortfalls.

The yields to investors in the Certificates may be significantly affected by the exercise of the Master Servicer’s option to repurchase the Mortgage Loans, as described herein.  See “Description of the Certificates — Optional Clean-Up Redemption of the Certificates.” If the purchaser of a Certificate offered at a discount from its initial principal amount calculates its anticipated yield to maturity (or early termination) based on an assumed rate of payment of principal that is faster than that actually experienced on the Mortgage Loans, the actual yield may be lower than that so calculated.

Conversely, if the purchaser of an Interest-Only Certificate or another Certificate offered at a premium calculates its anticipated yield based on an assumed rate of payment of principal that is slower than that actually experienced on the Mortgage Loans, the actual yield may be lower than that so calculated.  The effective yield to holders of the Certificates, other than the LIBOR Certificates, will be lower than the yield otherwise produced by the applicable Certificate Interest Rate and the related purchase price because monthly distributions will not be payable to such holders until the 25th day of the month (or the immediately following Business Day if such day is not a Business Day) following the month in which interest accrues on the Mortgage Loans (without any additional distribution of interest or earnings thereon in respect of such delay).

Prospective purchasers of the Interest-Only Certificates should carefully consider the risk that a rapid rate of principal payments on the Mortgage Loans could result in the failure of such purchasers to recover their initial investments.

Yield Sensitivity of the Mezzanine and Subordinate Certificates

If the Overcollateralized Amount has been reduced to zero, the yield to maturity on the remaining class of Mezzanine and Subordinate Certificates with the lowest payment priority will become extremely sensitive to losses on the Mortgage Loans (and the timing thereof), because the entire amount of any Realized Losses (to the extent not covered by Net Monthly Excess Cashflow), will be allocated to those Certificates.  Investors in the Mezzanine and Subordinate Certificates should fully consider the risk that Realized Losses on the Mortgage Loans could result in the failure of such investors to fully recover their investments.  In addition, once Realized Losses have been allocated to a class of Mezzanine or Subordinate Certificates, such amounts with respect to such Certificates will not longer accrue interest and will not be reinstated thereafter (except to the extent of Subsequent Recoveries as set forth in the Pooling and Servicing Agreement) and no amounts in respect thereof will be distributable to the Holders of those Certificates.  However, Unpaid Realized Loss Amounts may be paid to the holders of the applicable Mezzanine or Subordinate Certificates from Net Monthly Excess Cashflow in the priority set forth under “Description of the Certificates—Overcollateralization Provisions” in this supplemental term sheet.

The Mezzanine and Subordinate Certificates will not be entitled to any principal distributions until the Step-Down Date or during any period in which a Trigger Event is in effect, unless the aggregate Class Principal Amount of the Senior Certificates has been reduced to zero.  As a result, the weighted average lives of the Mezzanine and Subordinate Certificates will be longer than would otherwise be the case if distributions of principal were allocated on a pro rata basis among all classes of Certificates.  As a result of the longer weighted average lives of the Mezzanine and Subordinate Certificates, the holders of such Certificates have a greater risk of suffering a loss on their investments.  Further, because a Trigger Event may be based on delinquencies, it is possible for the Mezzanine or Subordinate Certificates to receive no principal distributions (unless the Class Principal Amount of the Senior Certificates has been reduced to zero) on and after the Step-Down Date even if no losses have occurred on the Mortgage Loans.

LIBOR Certificates

The yield to maturity on the LIBOR Certificates will be sensitive to fluctuations in One-Month LIBOR, and the Certificate Interest Rate on these Certificates will vary directly with the level of One-Month LIBOR.

To the extent the Certificate Interest Rates on the LIBOR Certificates for a Distribution Date is limited by the applicable interest rate formula, these certificates will be entitled to Basis Risk Shortfall Carryover Amounts.  Such amounts will only be payable from amounts paid under the related Yield Maintenance Agreement and amounts available, if any, from excess cashflow on the Mortgage Loans.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General

In the opinion of McKee Nelson LLP, counsel to the Underwriter and special tax counsel to the Depositor, a designated portion of the Issuing Entity will comprise multiple REMICs for federal income tax purposes; one or more Lower-Tier REMICs and a single Upper-Tier REMIC.  Each Lower-Tier REMIC will hold either Mortgage Loans or uncertificated regular interests and will issue several classes of uncertificated regular interests and a single residual interest.  None of the residual interests in the Lower-Tier REMICs are offered hereby.  The Upper-Tier REMIC will hold as assets regular interests issued by one or more Lower-Tier REMICs.  Elections will be made to treat each REMIC created under the Pooling and Servicing Agreement as a REMIC for federal income tax purposes.  The Offered Certificates other than any residual certificates will represent ownership of regular interests in the Upper-Tier REMIC, and any residual certificates will represent ownership of the sole residual interest in the Upper-Tier REMIC.  All prospective investors should review the discussion under “Material Federal Income Tax Consequences” in the accompanying prospectus.

The Regular Certificates will be treated as debt instruments issued by the Upper-Tier REMIC for all federal income tax purposes.  Income on the Regular Certificates must be reported under an accrual method of accounting.  Under the accrual method of accounting, interest income may be required to be included in a holder's gross income in advance of the holder's actual receipt of that interest income.

Certain Regular Certificates may be treated as having been issued with OID.  The prepayment assumption that will be used for purposes of computing original issue discount, if any, for federal income tax purposes will be set forth in the supplemental term sheet.  No representation is made that the Mortgage Loans will, in fact, prepay at this rate or any other rate.  Computing accruals of OID in the manner described in the prospectus may (depending on the actual rate of prepayments during the accrual period) result in the accrual of negative amounts of OID on the certificates issued with OID in an accrual period. Holders will be entitled to offset negative accruals of OID only against future OID accruals on their certificates.

As is described more fully under “Material Federal Income Tax Consequences” in the prospectus, the Offered Certificates will represent "real estate assets" under Section 856(c)(5)(B) of the Code and qualifying assets under Section 7701(a)(19)(C) of the Code generally in the same proportion that the assets of the Issuing Entity (exclusive of any assets not included in any REMIC) would be so treated, and income on the Offered Certificates generally will represent “interest on obligations secured by mortgages on real property or on interests in real property” under Section 856(c)(3)(B) of the Code in the same proportion that the income on the assets of the Issuing Entity (exclusive of any assets not included in the REMIC) will be so treated. The Regular Certificates will represent qualified mortgages under Section 860G(a)(3) if acquired by a REMIC within the prescribed time periods of the Code.

The Residual Certificates

Special tax considerations apply to an investment in any residual certificates.  In certain circumstances, residual certificates can produce a significantly less favorable after-tax return for a beneficial owner than would be the case if (i) a residual certificate were taxable as a debt instrument, or (ii) no portion of taxable income allocated to a residual certificate were “excess inclusion” income.  See “Material Federal Income Tax Consequences —Taxation of Holders of Residual Interest Securities” in the prospectus.

Under applicable Treasury regulations, if a residual certificate is a “noneconomic residual interest,” as described in the prospectus, the transfer of a residual certificate to a U.S. Person will be disregarded for all federal tax purposes unless no significant purpose of the transfer was to impede the assessment or collection of tax. A residual certificate will be considered a “noneconomic residual interest” for this purpose.  See “Material Federal Income Tax Consequences — Taxation of Holders of Residual Interest Securities — Restrictions on Ownership and Transfer of Residual Interest Securities” in the prospectus.

Other Taxes

No representations are made regarding the tax consequences of the purchase, ownership or disposition of the certificates under any state, local or foreign tax law.

All investors should consult their own advisors regarding the federal, state, local or foreign tax consequences of purchasing, owning or disposing of the certificates.

ERISA MATTERS

ERISA and Section 4975 of the Code impose requirements on certain Plans to which they are applicable and on persons who are fiduciaries with respect to these Plans.

ERISA prohibits “parties in interest” with respect to a Plan from engaging in certain transactions involving the Plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction.  Section 4975 of the Code imposes certain excise taxes on prohibited transactions involving Plans described under that section; ERISA authorizes the imposition of civil penalties for prohibited transactions involving Plans not covered under Section 4975 of the Code.  Any Plan fiduciary which proposes to cause a Plan to acquire any of the Offered Certificates should consult with its counsel with respect to the potential consequences under ERISA and Section 4975 of the Code of the Plan’s acquisition and ownership of such Certificates.  See “ERISA Considerations” in the accompanying prospectus.

Certain employee benefit plans, including governmental plans and certain church plans, are not subject to ERISA’s requirements.  Accordingly, assets of those plans may be invested in the Offered Certificates without regard to the ERISA considerations described in this supplemental term sheet and in the accompanying prospectus, subject to the provisions of other applicable federal and state law.  Any such plan which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code may be subject to the prohibited transaction rules set forth in Section 503 of the Code.

Investments by Plans that are subject to ERISA are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan.  A fiduciary which decides to invest the assets of a Plan in the Offered Certificates should consider, among other factors, the extreme sensitivity of the investments to the rate of principal payments (including prepayments) on the Mortgage Loans.

The U.S. Department of Labor has granted to the Underwriter an administrative Exemption which exempts from the application of the prohibited transaction rules transactions relating to:

·

the acquisition, holding and sale by Plans of certain securities issued by an issuing entity with respect to which the Underwriter or any of its affiliates is the sole underwriter or the manager or co-manager of the underwriting syndicate, and

·

the servicing, operation and management of such issuing entities,

provided that the general conditions and certain other requirements set forth in the Exemption are satisfied.

Among the conditions which must be satisfied for the Exemption to apply:

·

The acquisition of the Offered Certificates by a Plan is on terms (including the price for the Certificates) that are at least as favorable to the Plan as they would be in an arm’s length transaction with an unrelated party.

·

The Offered Certificates acquired by the Plan have received a rating at the time of such acquisition that is one of the four highest generic rating categories from a rating agency identified in the exemption, such as S&P, Fitch Ratings or Moody’s Investors Service, Inc.

·

The Trustee is not an affiliate of any other member of the “restricted group” (defined below in the second following paragraph), other than an Underwriter.

·

The sum of all payments made to and retained by the Underwriter in connection with the distribution of the Offered Certificates represents not more than reasonable compensation for underwriting the Offered Certificates; the sum of all payments made to and retained by the Seller and the Depositor pursuant to the assignment of the trust assets to the Issuing Entity represents not more than the fair market value of such assets; the sum of all payments made to and retained by any Servicer represents not more than reasonable compensation for the Servicer’s services under the related Purchase and Servicing Agreement and reimbursements of such person’s reasonable expenses in connection therewith.

·

The Plan investing in the Offered Certificates is an “accredited investor” as defined in Rule 501(a)(1) of Regulation D of the SEC under the Securities Act of 1933.

The Issuing Entity must also meet each of the requirements listed below:

·

The Mortgage Pool must consist solely of assets of the type that have been included in other investment pools.

·

Certificates representing beneficial ownership in such other investment pools must have been rated in one of the four highest generic rating categories by a rating agency for at least one year prior to the Plan’s acquisition of Offered Certificates.

·

Certificates evidencing beneficial ownership in such other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

Moreover, the Exemption provides relief from certain self-dealing/conflict of interest prohibited transactions that may occur when the Plan fiduciary causes a Plan to acquire indebtedness of an issuing entity holding receivables as to which the fiduciary (or its affiliate) is an obligor provided, among other requirements, that:

·

in the case of an acquisition in connection with the initial issuance of Certificates, at least 50% of each class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the issuing entity are acquired by persons independent of the restricted group;

·

such fiduciary (or its affiliate) is an obligor with respect to not more than 5% of the fair market value of the obligations contained in the issuing entity;

·

the Plan’s investment in Offered Certificates of any class does not exceed 25% of all of the Certificates of that class outstanding at the time of the acquisition; and

·

immediately after the acquisition, no more than 25% of the assets of any Plan with respect to which such person is a fiduciary are invested in securities representing indebtedness of one or more issuing entities containing assets sold or serviced by the same issuing entity.

This relief does not apply to Plans sponsored by members of the “restricted group” consisting of the Seller, the Depositor, the Master Servicer, any Servicer, the Trustee, each underwriter, any obligor with respect to Mortgage Loans included in the assets of the Issuing Entity constituting more than 5% of the aggregate unamortized principal balance of the assets of the Issuing Entity, a provider of credit enhancement to the Issuing Entity, a counterparty to an eligible swap agreement held by the Issuing Entity or any affiliate of one of these parties.

It is expected that the Exemption will apply to the acquisition and holding by Plans of the Offered Certificates (except for any residual certificate) and that all conditions of the Exemption other than those within the control of the investors will be met.

The rating of a class of Offered Certificates may change.  If a class of Offered Certificates no longer has a rating of at least an investment grade rating from at least one rating agency, Certificates of that class will no longer be eligible for relief under the Exemption (although a Plan that had purchased the Certificate when it had an investment-grade rating would not be required by the Exemption to dispose of it).  However, insurance company general accounts investing assets of Plans may be eligible to purchase such Offered Certificates pursuant to Sections I and III of PTCE 95-60.

BECAUSE THE CHARACTERISTICS OF ANY RESIDUAL CERTIFICATE MAY NOT MEET THE REQUIREMENTS OF THE EXEMPTION DISCUSSED ABOVE OR ANY OTHER ISSUED EXEMPTION UNDER ERISA INCLUDING PTCE 83-1, THE PURCHASE AND HOLDING OF ANY RESIDUAL CERTIFICATE BY A PLAN OR BY INDIVIDUAL RETIREMENT ACCOUNTS OR OTHER PLANS SUBJECT TO SECTION 4975 OF THE CODE MAY RESULT IN PROHIBITED TRANSACTIONS AND THE IMPOSITION OF EXCISE TAXES OR CIVIL PENALTIES.  CONSEQUENTLY, THE ACQUISITION AND TRANSFER OF ANY RESIDUAL CERTIFICATE WILL NOT BE REGISTERED BY THE SECURITIES ADMINISTRATOR UNLESS THE SECURITIES ADMINISTRATOR ON BEHALF OF THE TRUSTEE RECEIVES:

·

a representation from the transferee of any residual certificate to the effect that the transferee is not an employee benefit plan subject to section 406 of ERISA or a plan or arrangement subject to section 4975 of the Code, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement to effect such transfer;

·

a representation that the transferee is an insurance company which is purchasing any residual certificate with funds contained in an “insurance company general account” (as such term is defined in Section V(e) of PTCE 95-60) and that the purchase and holding of any residual certificate satisfy the requirements for exemptive relief under Sections I and III of PTCE 95-60; or

·

an opinion of counsel satisfactory to the Trustee and the certificate registrar to the effect that the proposed transfer will not (i) constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or (ii) subject the certificate registrar, the Trustee, the Depositor, the Master Servicer, any Servicer or the Securities Administrator to any obligation in addition to those undertaken by them in the Pooling and Servicing Agreement.

Prospective Plan investors should consult with their legal advisors concerning the impact of ERISA and the Code, the applicability of the exemption described above and PTCE 83-1 described in the prospectus, and the potential consequences in their specific circumstances prior to making an investment in the Offered Certificates.  Moreover, each Plan fiduciary should determine whether under the general fiduciary standards of investment prudence and diversification, an investment in the Offered Certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

The sale of Offered Certificates to a Plan is in no respect a representation by the Issuing Entity or the Underwriter of the certificates that this investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that this investment is appropriate for Plans generally or any particular Plan.

LEGAL MATTERS

The validity of the Certificates will be passed upon for the Depositor by McKee Nelson LLP, New York, New York.  Certain tax matters will be passed upon for the Depositor by McKee Nelson LLP.  McKee Nelson LLP will act as counsel for the Underwriter.

RATINGS

It is a condition of the issuance of the Certificates that they be rated as set forth in the supplemental term sheet by each of the Rating Agencies, as applicable.

The ratings assigned to mortgage pass through certificates address the likelihood of the receipt of all payments on the mortgage loans by the related certificateholders under the agreements pursuant to which such certificates are issued.  Such ratings take into consideration the credit quality of the related mortgage pool, including any credit support providers, structural and legal aspects associated with such certificates, and the extent to which the payment stream on the mortgage pool is adequate to make the payments required by such certificates.  Ratings on such certificates do not, however, constitute a statement regarding frequency of prepayments of the Mortgage Loans.

The rating assigned by the Rating Agencies to a residual certificate only addresses the return of its Class Principal Amount and interest thereon at the stated rate.

The ratings assigned to the Offered Certificates should be evaluated independently from similar ratings on other types of securities.  A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the Rating Agencies.

The Depositor has not requested a rating of the Offered Certificates by any rating agency other than the Rating Agencies; there can be no assurance, however, as to whether any other rating agency will rate the Offered Certificates or, if it does, what rating would be assigned by such other rating agency.  The rating assigned by such other rating agency to the Offered Certificates could be lower than the respective ratings assigned by the Rating Agencies.

The rating(s) on any LIBOR Certificates do not address any payments of Basis Risk Shortfall Carryover Amounts made pursuant to the related Yield Maintenance Agreement.

LEGAL INVESTMENT

The Depositor makes no representations as to the proper characterization of any class of the Offered Certificates for legal investment or other purposes, or as to the ability of particular investors to purchase any class of the Offered Certificates under applicable legal investment restrictions.  These uncertainties may adversely affect the liquidity of any class of Offered Certificates.  Accordingly, all institutions whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their legal advisors in determining whether and to what extent any class of the Offered Certificates constitutes a legal investment or is subject to investment, capital or other restrictions.

See “Legal Investment” in the prospectus.

GLOSSARY OF DEFINED TERMS

Accrual Period

With respect to any Distribution Date and certain classes of Certificates, the calendar month immediately preceding the month in which the related Distribution Date occurs.  With respect to any Distribution Date and certain other classes of Certificates, either (i) the period from and including the 25th day of the month immediately preceding the month in which the related Distribution Date occurs to the 24th day of the month of such Distribution Date or (ii) the period from and including the Distribution Date in the month immediately preceding the month in which the related Distribution Date occurs to the day immediately preceding such Distribution Date.

Allocated Realized Loss

With respect to any class of Senior, Mezzanine or Subordinate Certificates and any Distribution Date is an amount equal to the sum of (i) any Realized Loss allocated to that class of certificates on that Distribution Date and (ii) any Realized Loss allocated to that class of certificates on any previous Distribution Date, as reduced by an amount equal to the increase in the related Class Principal Amount due to the receipt of Subsequent Recoveries.

Assignment Agreements	The assignment, assumption and recognition agreements each among the Depositor, the Seller, the Master Servicer and the Trustee, on behalf of the Issuing Entity.
Available Distribution Amount	With respect to any Distribution Date (as more fully described in the Pooling and Servicing Agreement), generally, the sum of following amounts:

(1)  all scheduled installments of interest (net of the Servicing Fees) and principal collected on the Mortgage Loans and due during the related Due Period, together with any Monthly Advances in respect thereof;

(2) related Insurance Proceeds;

(3)  (a) related Liquidation Proceeds received during the month preceding the month of such Distribution Date, to the extent payable and (b) any Subsequent Recoveries received during the month preceding the month of such Distribution Date with respect to the Mortgage Loans;

(4)  all partial or full prepayments of principal, together with any accrued interest thereon on the Mortgage Loans during the related Prepayment Period plus any amounts received from the Master Servicer or the Servicers in respect of Prepayment Interest Shortfalls on such Mortgage Loans; and

(5)  amounts received with respect to such Distribution Date as the purchase price or a price adjustment in respect of a Defective Mortgage Loan in such Pool purchased or replaced by an Originator or the Seller as of such Distribution Date as a result of a breach of a representation or warranty or a document defect;

minus:

•

all charges and other amounts payable or reimbursable to the Master Servicer, the Securities Administrator and the Trustee under the Pooling and Servicing Agreement or to the related Servicers under the applicable Servicing Agreements;

•

in the case of paragraphs (2) through (5) above, any related unreimbursed expenses incurred in connection with a liquidation or foreclosure and any related unreimbursed Monthly Advances or servicing advances due to the Master Servicer or the Servicers;

•

any related unreimbursed Monthly Advances or servicing advances determined to be nonrecoverable; and

•

in the case of paragraphs (1) through (4) above, any related amounts collected which are determined to be attributable to a subsequent Due Period or Prepayment Period.

Basic Principal Distribution Amount

With respect to any Distribution Date, the excess of (i) the Principal Remittance Amount for such Distribution Date over (ii) the Overcollateralization Release Amount, if any, for such Distribution Date.

Basis Risk Shortfall Carryover Amount	As specified in the related prospectus supplement.
Beneficial Owner	A person acquiring an interest in a Book-Entry Certificate.
Book-Entry Certificates	Any class of Certificates issued, maintained and transferred on the book-entry records of DTC and its Participants.
Business Day

Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the City of New York, New York, the States of Maryland or Minnesota or the city in which the Corporate Trust Office of the Trustee is located are authorized or obligated by law or executive order to be closed.

Certificate	Any Certificate issued under the Pooling and Servicing Agreement.
Certificate Interest Rate	The rate at which interest accrues on a class of Certificates as set forth in the prospectus supplement.
Certificate Margin	With respect to any class of LIBOR Certificates, the amount set forth in the related prospectus supplement.
Certificate Principal Amount

With respect to any Certificate (other than an Interest-Only Certificate) the related Certificate Principal Amount as of the Closing Date as reduced by all amounts previously distributed on that Certificate in respect of principal and the principal portion of any Realized Losses  previously allocated to that Certificate; provided, however, that the Certificate Principal Amount of each class of Certificates (other than the Interest-Only Certificates) to which Realized Losses have been allocated shall be increased, sequentially in the order of payment priority, by the amount of Subsequent Recoveries on the Mortgage Loans distributed as principal to any class of Certificates, but not by more than the amount of Realized Losses previously allocated to reduce the Certificate Principal Amount of such class of Certificates.  The Certificate Principal Amount of a class of Subordinate Certificates may be additionally reduced by allocation of any Subordinate Certificate Writedown Amount.

Certificateholder	The holder of a Certificate.
CHF	Chase Home Finance LLC.
Class Notional Amount	The notional amount applicable to any class of Interest-Only Certificates.
Class Principal Amount	For each class of Certificates, the aggregate Certificate Principal Amounts of the Certificates of that class.
Closing Date	As specified in the term sheet.
CMMC	Chase Manhattan Mortgage Corporation.
Code	The Internal Revenue Code of 1986, as amended.
Counterparty	JPMCB.
Countrywide Home Loans	Countrywide Home Loans, Inc.
Countrywide Mortgage Loans	The Mortgage Loans included in the Issuing Entity that were originated or acquired by Countrywide Home Loans.
Countrywide Servicing	Countrywide Home Loans Servicing, Inc.
Current Interest

For each class of Certificates (other than the Principal-Only Certificates) on any Distribution Date, the amount of interest accrued during the related Accrual Period on the related Class Principal Amount or Class Notional Amount, as applicable, immediately prior to that Distribution Date at the applicable Certificate Interest Rate.

Custodial Account	With respect to each Servicer, an account or accounts for the collection of payments on the Mortgage Loans which will be separate from such Servicer’s other assets.
Custodian	JPMorgan Chase Bank, National Association.
Cut-off Date	As specified in the related prospectus supplement.
Cut-off Date Balance	The aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.
Debt Service Reduction	With respect to any mortgage loan, a reduction in its scheduled monthly payment by a court of competent jurisdiction in a proceeding under the United States Bankruptcy Code.
Deficient Valuation

A proceeding under the United States Bankruptcy Code whereby the court may establish the value of the mortgaged property at an amount less than the related outstanding principal balance of the mortgage loan secured by the mortgaged property or may reduce the outstanding principal balance of a mortgage loan.  In the case of a reduction in the value of the related mortgaged property, the amount of the secured debt could be reduced to that value, and the holder of the mortgage loan thus would become an unsecured creditor to the extent that the outstanding principal balance of the mortgage loan exceeds the value assigned to the mortgage loan by the bankruptcy court.

Defective Mortgage Loan

Any Mortgage Loan as to which there exists deficient documentation or as to which there has been an uncured breach of any such representation or warranty relating to the characteristics of the Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interests of the Certificateholders in such Mortgage Loan.

Definitive Certificate	A Certificate held in physical form.
Deleted Mortgage Loan	A Defective Mortgage Loan that has been removed from the Issuing Entity and replaced with a Replacement Mortgage Loan.
Depositor	J.P. Morgan Acceptance Corporation I.
Determination Date	The determination date specified in the related Servicing Agreement.
Distribution Account	An account established by the Securities Administrator on or prior to the Closing Date, which will be maintained with the Securities Administrator in trust for the benefit of the Certificateholders.
Distribution Date	The 25th day of each month, or if such day is not a Business Day, on the first Business Day thereafter.
DTC	The Depository Trust Company.
Due Date

For a Mortgage Loan, the date specified in the related Mortgage Note on which the monthly scheduled payment of interest and principal (or interest only during the applicable interest-only period, if any, following origination) is due, which is the first day of the calendar month in the case of the Mortgage Loans.

Due Period

With respect to a Mortgage Loan and any Distribution Date, the period beginning on the second day of the calendar month preceding the month in which such Distribution Date occurs and ending on the first day of the calendar month in which such Distribution Date occurs.

ERISA	The Employee Retirement Income Security Act of 1974, as amended.
Exemption	An administrative prohibited transaction exemption granted to the Underwriter by the U.S. Department of Labor, which permits the acquisition, holding and sale by Plans of the Certificates.
Final Scheduled Distribution Date	As specified in the related prospectus supplement.
Financial Intermediary	A brokerage firm, bank, thrift institution or other financial intermediary that maintains a Beneficial Owner’s account.
Fitch	Fitch Ratings.
GreenPoint	GreenPoint Mortgage Funding, Inc.
GreenPoint Mortgage Loans	The Mortgage Loans included in the Issuing Entity that were originated by GreenPoint.
GreenPoint Reconstitution Agreement

The reconstitution agreement with respect to the GreenPoint Mortgage Loans, pursuant to which GreenPoint represents that the representations and warranties relating to the origination of the GreenPoint Mortgage Loans are true and correct as of the Closing Date.

Insurance Proceeds

Collectively, all proceeds of any primary mortgage guaranty insurance policies or any other insurance policies with respect to the Mortgage Loans, to the extent such proceeds are not applied to the restoration or repair of the related mortgaged property or released to the related mortgagor in accordance with the Servicer’s normal servicing procedures.

Interest Distribution Amount

With respect to each class of Certificates and any Distribution Date, the amount of interest accrued during the related Accrual Period at the related Certificate Interest Rate on the related Class Principal Amount for such Distribution Date as reduced by such class’ share of Net Interest Shortfalls.

Interest Remittance Amount

With respect to any Distribution Date is that portion of the Available Distribution Amount for such Distribution Date attributable to interest received or advanced with respect to the Mortgage Loans and Compensating Interest paid by the Servicer or Master Servicer with respect to the Mortgage Loans, net of certain fees and reimbursements payable to the Servicers, the Master Servicer, the Securities Administrator and the Trustee..

Interest-Only Certificates	The Certificates which are not entitled to distributions in respect of principal.
Interest Shortfall

With respect to any class of Certificates and any Distribution Date, (i) the amount by which the Interest Distribution Amount for such class on such Distribution Date exceeds (ii) amounts distributed in respect thereof to such class on prior Distribution Dates.

Issuing Entity

The issuing entity created pursuant to the Pooling and Servicing Agreement, consisting primarily of those assets set forth in the fifth paragraph under the heading “Description of the Certificates—General.”

JPMCB	JPMorgan Chase Bank, National Association.
JPMCB Servicing Agreement	The servicing agreements related to the Mortgage Loans serviced by JPMCB, but not originated by the Chase Originators, among JPMCB, the Seller and CHF.
LIBOR	The London Interbank Offered Rate for one-month United States dollar deposits (“”) as quoted on Telerate Page 3750 as of 11:00 A.M., London time on the LIBOR Determination Date.
LIBOR Business Day	Any day other than a Saturday or a Sunday or a day on which banking institutions in the State of New York or in the city of London, England are required or authorized by law to be closed.
LIBOR Certificates	The Certificates, if any, that have Certificate Interest Rates that adjust based on LIBOR.
LIBOR Determination Date	The second LIBOR business day prior to the first day of the related Accrual Period.
Liquidated Mortgage Loan

Generally, a defaulted Mortgage Loan as to which the Mortgage Loan or related REO Property has been disposed of and all amounts expected to be recovered in respect of that Mortgage Loan have been received by the related Servicer.

Liquidation Proceeds	All amounts received and retained in connection with the liquidation of defaulted Mortgage Loans, by foreclosure or otherwise, to the extent payable.
Loan-to-Value Ratio

For a Mortgage Loan at any given time, a fraction, expressed as a percentage, the numerator of which is the principal balance of the Mortgage Loan at the date of determination and the denominator of which is (a) in the case of a Mortgage Loan financing the acquisition of the Mortgaged Property, the lesser of the selling price of the Mortgaged Property and its appraised value determined in an appraisal obtained by the related Originator at origination of such Mortgage Loan; provided however, certain Mortgage Loans financing the acquisition of a Mortgaged Property in New York will be based solely on the appraised value, or (b) in the case of a refinancing, the appraised value of the Mortgaged Property at the time of such refinance.

Lower-Tier REMIC	Any REMIC formed pursuant to the Pooling and Servicing Agreement other than the Upper-Tier REMIC.
M&T	M&T Mortgage Corporation
M&T Mortgage Loans	The Mortgage Loans included in the Issuing Entity that were originated by M&T.
M&T Reconstitution Agreement

The reconstitution agreement with respect to the M&T Mortgage Loans, pursuant to which M&T represents that the representations and warranties relating to the origination of the M&T Mortgage Loans are true and correct as of the Closing Date.

Master Servicer	Wells Fargo Bank, N.A.
Master Servicing Fee	One or both of a portion of investment earnings on amounts on deposit in the Distribution Account and a percentage each month of the then-outstanding principal balance of the Mortgage Loans.
Mezzanine Certificates	The Certificates with a priority of payment lower than the Senior Certificates but higher than the Subordinate Certificates.
Moody’s	Moody’s Investors Service, Inc.
Monthly Advance

With respect to any Mortgage Loan for which a Scheduled Payment due on a Due Date is not received by the related Determination Date, an amount equal to the scheduled payment of interest at the related Mortgage Rate (less the applicable Servicing Fee Rate) and scheduled principal payment on that Mortgage Loan, to the extent provided in the Pooling and the Servicing Agreement and the related Servicing Agreement.

Mortgage	The original instrument creating a first lien on a Mortgaged Property securing a Mortgage Loan.
Mortgage File

The Mortgage Note, the Mortgage with evidence of recording indicated thereon, an assignment in recordable form of the Mortgage, all recorded intervening assignments of the Mortgage and any modifications to such Mortgage Note and Mortgage (except for any such documents other than Mortgage Notes not available on the Closing Date, which will be delivered to the Trustee or the Custodian as soon as the same is available to the Depositor).

Mortgage Loans	The conventional, fixed rate mortgage loans secured by first liens on the Mortgaged Properties included in the Issuing Entity as of the Closing Date.
Mortgage Note	The original promissory note (and any modification or amendment thereto) endorsed in blank without recourse relating to a Mortgage Loan.
Mortgage Pool	The Mortgage Loans.
Mortgage Rate	With respect to any Mortgage Loan, the annual rate of interest borne by the related Mortgage Note from time to time, as of the related Due Date.
Mortgaged Property

A one-to-four family residential property securing a Mortgage Loan, including, but not limited to, single family residences, two-to four family residences, three-to four family residences, condominiums, cooperative units and planned unit developments.

Net Interest Shortfall	With respect to any Distribution Date, an amount equal to the sum of: • any Net Prepayment Interest Shortfalls for that Distribution Date; and • Relief Act Reductions.
Net Monthly Excess Cashflow

For any Distribution Date is equal to the sum of (a) any Overcollateralization Release Amount and (b) the excess of (x) the Available Distribution Amount for such Distribution Date over (y) the sum for such Distribution Date of (A) the Interest Distribution Amounts for the Certificates, (B) the Interest Shortfall for the Senior Certificates and (C) the Principal Remittance Amount.

Net Mortgage Rate

As to any Mortgage Loan and any Distribution Date, the excess of the Mortgage Rate over any applicable Servicing Fee Rate, master servicing fee rate and the rate at which any lender paid mortgage guaranty insurance premium accrues, as applicable.

Net Prepayment Interest Shortfalls

With respect to any Distribution Date, the amount by which a Prepayment Interest Shortfall for the related Prepayment Period exceeds the amount that the Master Servicer is obligated to remit pursuant to the Pooling and Servicing Agreement and/or each Servicer is obligated to remit pursuant to the applicable Purchase and Servicing Agreement, to cover such shortfall for such Due Period.

Originators	Collectively, each of the Countrywide, GreenPoint, M&T or any other entity so specified in the related prospectus supplement.
Overcollateralization Deficiency Amount

With respect to any Distribution Date, the amount, if any, by which the Overcollateralization Target Amount exceeds the Overcollateralized Amount on such Distribution Date (after giving effect to distributions in respect of the Principal Remittance Amount on such Distribution Date).

Overcollateralization Floor	With respect to any Distribution Date, an amount equal to the product of (i) 0.50% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.
Overcollateralization Increase Amount	For any Distribution Date is the lesser of (x) the Net Monthly Excess Cashflow for such Distribution Date and (y) the Overcollateralization Deficiency Amount for such Distribution Date.
Overcollateralization Release Amount

With respect to any Distribution Date, the lesser of (x) the Principal Remittance Amount for such Distribution Date and (y) the excess, if any, of (1) the Overcollateralized Amount for such Distribution Date over (2) the Overcollateralization Target Amount for such Distribution Date.

Overcollateralization Target Amount

With respect to any to any Distribution Date (1) prior to the Step-Down Date, the product of (a) the amount set forth in the related prospectus supplement and (b) the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date, (2) on or after the Step-Down Date, provided a Trigger Event is not in effect, the greater of (x) the product of (a) the amount set forth in the related prospectus supplement and (b) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period and (y) the Overcollateralization Floor, and (3) on or after the Pool 3 Step-Down Date, if a Trigger Event is in effect, the Overcollateralization Target Amount for the immediately preceding Distribution Date.

Overcollateralized Amount

For any Distribution Date is the amount, if any, by which (x) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period exceeds (y) the sum of the aggregate Class Principal Amount of the Certificates as of such Distribution Date (assuming that 100% of the Principal Remittance Amount is applied as a principal payment on such Distribution Date).

Participant	A participating firm that acts as agent for a Financial Intermediary.
Percentage Interest

For a Certificate, either (x) a fraction, expressed as a percentage, the numerator of which is that Certificate’s Certificate Principal Amount and the denominator of which is the applicable Class Principal Amount, or (y) the percentage stated on the face of that Certificate.

Plans

Certain employee benefit plans and other retirement plans and arrangements, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which plans, accounts or arrangements are invested.

Pool Balance

For the Mortgage Pool, on any Distribution Date, the aggregate of the Stated Principal Balances of all the Mortgage Loans outstanding on the Due Date of the month preceding the month of that Distribution Date.

Pooling and Servicing Agreement	The pooling and servicing agreement dated as of April 1, 2005, among the Depositor, the Master Servicer, the Securities Administrator and the Trustee.
Prepayment Interest Shortfall

With respect to a Mortgage Loan as to which a voluntary prepayment has been made, the amount by which one month’s interest at the applicable Net Mortgage Rate on that Mortgage Loan exceeds the amount of interest actually received in connection with such prepayment.

Principal Distribution Amount	With respect to any Distribution Date, the sum of (i) the Basic Principal Distribution Amount for such Distribution Date and (ii) the Overcollateralization Increase Amount for such Distribution Date.
Principal Remittance Amount

With respect to any Distribution Date, the portion of the Available Distribution Amount for equal to the sum (net of certain fees and reimbursements payable to the Servicers, the Master Servicer, the Securities Administrator and the Trustee, to the extent not paid from the Interest Remittance Amount) of (i) all scheduled payments of principal collected or advanced on the Mortgage Loans by the Servicer or Master Servicer that were due during the related Due Period, (ii) the principal portion of each full and partial principal prepayment made by a borrower on a Mortgage Loan during the related Prepayment Period; (iii) each other unscheduled collection, including Insurance Proceeds and net Liquidation Proceeds representing or allocable to recoveries of principal of the Mortgage Loans received during the related Prepayment Period, including any Subsequent Recoveries on the Mortgage Loans; and (iv) the principal portion of the purchase price of each Mortgage Loan purchased by the applicable Originator or any other person pursuant to the applicable Purchase and Servicing Agreement, as modified by the related Assignment Agreement or Reconstitution Agreement or, if applicable, the Seller pursuant to the Pooling and Servicing Agreement, due to a defect in documentation or a material breach of a representation and warranty with respect to such Mortgage Loan or, in the case of a permitted substitution of a Defective Mortgage Loan, the amount representing any principal adjustment in connection with any such replaced Mortgage Loan with respect to the related Prepayment Period, (v) in connection with any optional purchase of the Mortgage Loans, the principal portion of the purchase price, up to the principal portion of the Par Value and (vi) amounts paid under the Yield Maintenance Agreements to cover the Net Cumulative Realized Loss Amount, as described herein under “Description of the Certificates—The Yield Maintenance Agreements”.

Principal-Only Certificates	Certain Certificates that are not entitled to payments in respect of interest and receive a fractional interest of principal on all mortgage loans in the related mortgage pool.
Prepayment Period	The calendar month immediately preceding the Distribution Date.
PTCE	Prohibited Transaction Class Exemption.
Purchase and Servicing Agreements	The underlying mortgage loan purchase and servicing agreements with respect to the Mortgage Loans originally entered into between the Seller and the related Originator.
Rating Agencies	As specified in the related term sheet.
Realized Loss

With respect to a Liquidated Mortgage Loan, the amount by which the remaining unpaid principal balance of that Mortgage Loan plus all accrued and unpaid interest thereon and any related expenses exceeds the amount of Liquidation Proceeds applied to the principal balance of that Mortgage Loan.  With respect to a Mortgage Loan subject to a Deficient Valuation, the excess of the principal balance of that Mortgage Loan over the principal amount as reduced in connection with the proceedings resulting in a Deficient Valuation.  With respect to a Mortgage Loan subject to a Debt Service Reduction, the present value of all monthly Debt Service Reductions, discounted monthly at the applicable Mortgage Rate.

Reconstitution Agreement

The GreenPoint Reconstitution Agreement, the M&T Reconstitution Agreement and any agreement, other than an Assignment Agreement, pursuant to which an Originator represents that the representations and warranties relating to the origination of the Mortgage Loans are true and correct as of the Closing Date.

Record Date

With respect to any Distribution Date and certain classes of Certificates, the last Business Day of the month preceding the month of that Distribution Date.  With respect to any Distribution Date and certain other classes of Certificates, the Business Day immediately preceding such Distribution Date.

Regular Certificates	The Certificates, other than any residual certificates.
Relief Act	The Servicemembers Civil Relief Act or any similar state law.
Relief Act Reductions

The amount of interest that would otherwise have been received with respect to any Mortgage Loan in such Mortgage Pool which was subject to a reduction in the amount of interest collectible as a result of application of a Relief Act.

Replacement Mortgage Loan	One or more mortgage loans with similar characteristics to a Deleted Mortgage Loan which is placed in the Issuing Entity to replace a Deleted Mortgage Loan.
Reserve Fund	The separate account for the benefit of the holders of the certain Certificates for the deposit of any amounts received under the Yield Maintenance Agreement.
Rules	The rules, regulations and procedures creating and affecting DTC and its operations.
S&P	Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.
Scheduled Payment

With respect to a Mortgage Loan, the scheduled monthly payment on a Mortgage Loan on any Due Date allocable to principal or interest which, unless otherwise specified in the related Purchase and Servicing Agreement, will give effect to any related Debt Service Reduction and any related Deficient Valuation that is ordered by a court in bankruptcy and that has the effect of reducing the monthly payment due on such Mortgage Loan.

SEC	The Securities and Exchange Commission.
Securities Administrator	Wells Fargo Bank, N.A.
Seller	J.P. Morgan Mortgage Acquisition Corp.
Senior Certificates	Any Certificate rated in the highest rating category by a Rating Agency.
Senior Enhancement Percentage

For any Distribution Date is the percentage obtained by dividing (x) the sum of (i) the aggregate Class Principal Amount of the Mezzanine and Subordinate Certificates (after giving effect to the distribution of the Principal Distribution Amount on such Distribution Date) and (ii) the Overcollateralized Amount (after giving effect to the distribution of the Principal Distribution Amount on such Distribution Date) by (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period.

Servicer	Either JPMCB, Countrywide Servicing, GreenPoint or any other entity specified in the related prospectus supplement.
Servicer Remittance Date	The 18th day of each month (or, if the 18th is not a Business Day, on the immediately preceding Business Day).
Servicing Agreements	Collectively, the Purchase and Servicing Agreements, as may be modified by the related Assignment Agreement, and the JPMCB Servicing Agreement.
Servicing Fee

With respect to each Servicer and each Mortgage Loan serviced by it, an amount equal to 1/12 of the product of (1) the principal balance of such Mortgage Loans as of the first day of the related Due Period and (2) the Servicing Fee Rate with respect to such Mortgage Loan.

Servicing Fee Rate	With respect to the Mortgage Loans, a per annum rate specified in the related prospectus supplement.
SMMEA	The Secondary Mortgage Market Enhancement Act of 1984
Stated Principal Balance

For any Mortgage Loan at any Due Date, the unpaid principal balance of such Mortgage Loan as of such Due Date as specified in the amortization schedule at the time relating thereto (before any adjustment to such amortization schedule by reason of any moratorium or similar waiver or grace period) after giving effect to any previous principal prepayments and Liquidation Proceeds allocable to principal and to the payment of principal due on such Due Date and irrespective of any delinquency in payment by the related mortgagor.

Step-Down Date

The earlier to occur of (1) the Distribution Date on which the aggregate Class Principal Amount of the Senior Certificates has been reduced to zero and (2) the later to occur of (x) the Distribution Date set forth in the related prospectus supplement and (y) the first Distribution Date on which the Senior Enhancement Percentage is greater than or equal to the percentage set forth in the related prospectus supplement (for the purpose of this definition only, the Senior Enhancement Percentage shall be calculated prior to the distribution of Principal Distribution Amount on the Mezzanine and Subordinate Certificates).

Subordinate Certificates	The Certificates with a priority of payment lower than the Senior certificates and the Mezzanine Certificates.
Subsequent Recoveries	Unexpected recoveries, net of reimbursable expenses, with respect to a Liquidated Mortgage Loan that resulted in a Realized Loss in a month prior to the month of the receipt of such recoveries.
Telerate Page 3750	The display designated as page 3750 on the Bridge Telerate, or any other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates of major banks.
Trigger Event

Is in effect with respect to any Distribution Date on or after the Step-Down Date if either (i) the percentage obtained by dividing (x) the aggregate Stated Principal Balance of the Mortgage Loans that are 60 days or more Delinquent (including, for this purpose, loans in REO, foreclosure or bankruptcy status) as of the last day of the prior calendar month by (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the previous calendar month exceeds the percentage set forth in the related prospectus supplement of the Senior Enhancement Percentage for such Distribution Date or (ii) the cumulative Realized Losses on the Mortgage Loans (after reduction for all Subsequent Recoveries received from the Cut-off Date through the last day of the related Due Period) as a percentage of the original aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date is greater than the percentage for such Distribution Date set forth in the related prospectus supplement.

Trustee	U.S. Bank National Association.
Underwriter	J.P. Morgan Securities Inc.
Unpaid Realized Loss Amount

For any class of Senior, Mezzanine or Subordinate Certificates, the portion of the aggregate Allocated Realized Loss Amount previously allocated to that class remaining unpaid from prior Distribution Dates.

Upper-Tier REMIC	The upper-tier REMIC created pursuant to the Pooling and Servicing Agreement.
Yield Maintenance Agreement

The interest rate yield maintenance agreement between the trust and the Counterparty documented pursuant to an ISDA Master Agreement (Multicurrency-Cross Border), together with a schedule and a confirmation.

Fixed-Rate Alternative Loan Program

Mortgage Pass-Through Certificates

(Issuable in Series)

J.P. Morgan Mortgage Acquisition Corp.

Sponsor and Seller

J.P. Morgan Acceptance Corporation I

Depositor

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SUPPLEMENTAL TERM SHEET

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JPMorgan

June 1, 2006